Exhibit 99.2
Item 8: Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Motorola Solutions, Inc.:
We have audited the accompanying consolidated balance sheets of Motorola Solutions, Inc. and Subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola Solutions, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Motorola Solutions, Inc.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 13, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Chicago, Illinois
February 13, 2014, except as it relates to the presentation of the Enterprise business (excluding certain assets and liabilities to be retained by the Company) as a discontinued operation as discussed in Note 2 and the related change in segment information discussed in Notes 12 and 14, as to which the date is August 7, 2014
Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years ended December 31
(In millions, except per share amounts)	2013	2012	2011
Net sales from products	$4,109	$4,236	$3,901
Net sales from services	2,118	2,033	1,837
Net sales	6,227	6,269	5,738
Costs of product sales	1,808	1,795	1,697
Costs of services sales	1,310	1,280	1,114
Costs of sales	3,118	3,075	2,811
Gross margin	3,109	3,194	2,927
Selling, general and administrative expenses	1,330	1,472	1,422
Research and development expenditures	761	790	778
Other charges	71	12	129
Operating earnings	947	920	598
Other income (expense):
Interest expense, net	(113)	(66)	(74)
Gains on sales of investments and businesses, net	37	26	23
Other	9	1	(66)
Total other expense	(67)	(39)	(117)
Earnings from continuing operations before income taxes	880	881	481
Income tax expense (benefit)	(59)	211	(95)
Earnings from continuing operations	939	670	576
Earnings from discontinued operations, net of tax	166	211	576
Net earnings	1,105	881	1,152
Less: Earnings (loss) attributable to noncontrolling interests	6	—	(6)
Net earnings attributable to Motorola Solutions, Inc.	$1,099	$881	$1,158
Amounts attributable to Motorola Solutions, Inc. common stockholders:
Earnings from continuing operations, net of tax	$933	$670	$582
Earnings from discontinued operations, net of tax	166	211	576
Net earnings	$1,099	$881	$1,158
Earnings per common share:
Basic:
Continuing operations	$3.51	$2.29	$1.74
Discontinued operations	0.62	0.73	1.73
	$4.13	$3.02	$3.47
Diluted:
Continuing operations	$3.45	$2.25	$1.71
Discontinued operations	0.61	0.71	1.70
	$4.06	$2.96	$3.41
Weighted average common shares outstanding:
Basic	266.0	292.1	333.8
Diluted	270.5	297.4	339.7
Dividends declared per share	$1.14	$0.96	$0.22
See accompanying notes to consolidated financial statements.

Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Years ended December 31
(In millions)	2013	2012	2011
Net earnings	$1,105	$881	$1,152
Other comprehensive income (loss):
Amortization of retirement benefit adjustments, net of tax of $40, $99, and $73	70	177	132
Mid-year remeasurement of retirement benefit adjustments and other amendment, net of tax of $-, $52, and $9	—	87	(77)
Remeasurement of retirement benefit adjustments, net of tax of $571, $(419), and $(332)	953	(707)	(723)
Foreign currency translation adjustment, net of tax of $(7), $(4), and $(8)	(4)	14	19
Net gain (loss) on derivative hedging instruments, net of tax of $1, $(1), and $-	(2)	4	(3)
Net unrealized gain (loss) on securities, net of tax of $1, $1, and $(1)	(4)	1	(2)
Total other comprehensive income (loss)	1,013	(424)	(654)
Comprehensive income	2,118	457	498
Less: Earnings (loss) attributable to noncontrolling interest	6	—	(6)
Comprehensive income attributable to Motorola Solutions, Inc. common shareholders	$2,112	$457	$504
See accompanying notes to consolidated financial statements.
Motorola Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31
(In millions, except par value)	2013	2012
ASSETS
Cash and cash equivalents	$3,225	$1,468
Sigma Fund	—	2,133
Accounts receivable, net	1,369	1,358
Inventories, net	347	339
Deferred income taxes	451	465
Other current assets	635	666
Current assets held for disposition	993	973
Total current assets	7,020	7,402
Property, plant and equipment, net	695	730
Investments	232	224
Deferred income taxes	1,990	2,322
Goodwill	361	361
Other assets	89	139
Non-current assets held for disposition	1,464	1,501
Total assets	$11,851	$12,679
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$4	$4
Accounts payable	583	525
Accrued liabilities	1,763	1,988
Current liabilities held for disposition	870	819
Total current liabilities	3,220	3,336
Long-term debt	2,457	1,859
Other liabilities	2,314	4,020
Non-current liabilities held for disposition	171	174
Stockholders’ Equity
Preferred stock, $100 par value	—	—
Common stock, $.01 par value:	3	3
Authorized shares: 600.0
Issued shares: 12/31/13—255.5; 12/31/12—277.3
Outstanding shares: 12/31/13—254.5; 12/31/12—276.1
Additional paid-in capital	3,518	4,937
Retained earnings	2,425	1,625
Accumulated other comprehensive loss	(2,287)	(3,300)
Total Motorola Solutions, Inc. stockholders’ equity	3,659	3,265
Noncontrolling interests	30	25
Total stockholders’ equity	3,689	3,290
Total liabilities and stockholders’ equity	$11,851	$12,679
See accompanying notes to consolidated financial statements.

Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity

(In millions, except per share amounts)	Shares	Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Noncontrolling Interests
Balance as of January 1, 2011	337.2	$8,647	$(2,222)	$4,460	$102
Net earnings (loss)				1,158	(6)
Net unrealized loss on securities, net of tax of $(1)			(2)
Foreign currency translation adjustments, net of tax of $(8)			19
Amortization of retirement benefit adjustments, net of tax of $73			132
Mid-year remeasurement of retirement benefits, net of tax of $9			(77)
Year-end and other retirement adjustments, net of tax of $(332)			(723)
Issuance of common stock and stock options exercised	9.4	152
Share repurchase program	(26.6)	(1,110)
Excess tax benefit from share-based compensation		42
Share-based compensation expense		181
Net loss on derivative hedging instruments, net of tax of $(0)			(3)
Distribution of Motorola Mobility		(836)		(4,460)
Dividends paid to noncontrolling interest on subsidiary common stock					(8)
Sale of noncontrolling interest in subsidiary common stock					(27)
Purchase of noncontrolling interest in subsidiary					(1)
Reclassification of share-based awards from liability to equity		(2)
Dividends declared				(142)
Balance as of December 31, 2011	320.0	$7,074	$(2,876)	$1,016	$60
Net earnings				881	—
Net unrealized gain on securities, net of tax of $1			1
Foreign currency translation adjustments, net of tax benefit of $(4)			14
Amortization of retirement benefit adjustments, net of tax of $99			177
Remeasurement of retirement benefits, net of tax of $52			87
Year-end and other retirement adjustments, net of tax of $(419)			(707)
Issuance of common stock and stock options exercised	6.9	80
Share repurchase program	(49.6)	(2,438)
Excess tax benefit from share-based compensation		20
Share-based compensation expense		184
Net gain on derivative hedging instruments, net of tax of $(1)			4
Acquisition of noncontrolling interest from Japanese subsidiary		20			(35)
Dividends declared				(272)
Balance as of December 31, 2012	277.3	$4,940	$(3,300)	$1,625	$25
Net earnings				1,099	6
Net unrealized loss on securities, net of tax of $1			(4)
Foreign currency translation adjustments, net of tax of $(7)			(4)
Amortization of retirement benefit adjustments, net of tax of $40			70
Year-end and other retirement adjustments, net of tax of $571			953
Issuance of common stock and stock options exercised	6.8	100
Share repurchase program	(28.6)	(1,694)
Excess tax benefit from share-based compensation		25
Share-based compensation expense		153
Net loss on derivative hedging instruments, net of tax of $1			(2)
Purchase of noncontrolling interest in subsidiary		(3)			(1)
Dividends declared				(299)
Balance as of December 31, 2013	255.5	$3,521	$(2,287)	$2,425	$30
See accompanying notes to consolidated financial statements.
Motorola Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years ended December 31
(In millions)	2013	2012	2011
Operating
Net earnings attributable to Motorola Solutions, Inc.	$1,099	$881	$1,158
Earnings (loss) attributable to noncontrolling interests	6	—	(6)
Net earnings	1,105	881	1,152
Earnings from discontinued operations, net of tax	166	211	576
Earnings from continuing operations, net of tax	939	670	576
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation and amortization	158	151	133
Non-cash other charges (income)	(14)	—	34
Share-based compensation expense	120	146	134
Gains on sales of investments and businesses, net	(37)	(26)	(23)
Loss from the extinguishment of long term debt	—	6	81
Deferred income taxes	(334)	114	(34)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(36)	81	(233)
Inventories	(8)	(2)	(5)
Other current assets	50	(112)	28
Accounts payable and accrued liabilities	(232)	(106)	(146)
Other assets and liabilities	(51)	(248)	(179)
Net cash provided by operating activities from continuing operations	555	674	366
Investing
Acquisitions and investments, net	(57)	83	(4)
Proceeds from (used for) sales of investments and businesses, net	61	(58)	1,124
Capital expenditures	(169)	(170)	(165)
Proceeds from sales of property, plant and equipment	66	40	6
Proceeds from sales of Sigma Fund investments and short-term investments, net	2,133	1,075	1,514
Net cash provided by investing activities from continuing operations	2,034	970	2,475
Financing
Repayment of debt	(4)	(413)	(1,219)
Net proceeds from issuance of debt	593	747	—
Contributions to Motorola Mobility	—	(73)	(3,425)
Issuance of common stock	165	133	192
Purchase of common stock	(1,694)	(2,438)	(1,110)
Excess tax benefit from share-based compensation	25	20	42
Payment of dividends	(292)	(270)	(72)
Distributions from discontinued operations	365	217	492
Net cash used for financing activities from continuing operations	(842)	(2,077)	(5,100)
Net cash provided by operating activities from discontinued operations	389	396	508
Net cash used for investing activities from discontinued operations	(24)	(173)	(57)
Net cash used for financing activities from discontinued operations	(365)	(217)	(492)
Effect of exchange rate changes on cash and cash equivalents from discontinued operations	—	(6)	41
Net cash provided by discontinued operations	—	—	—
Effect of exchange rate changes on cash and cash equivalents from continuing operations	10	20	(68)
Net increase (decrease) in cash and cash equivalents	1,757	(413)	(2,327)
Cash and cash equivalents, beginning of period	1,468	1,881	4,208
Cash and cash equivalents, end of period	$3,225	$1,468	$1,881
Supplemental Cash Flow Information
Cash paid during the period for:
Interest, net	$122	$109	$166
Income and withholding taxes, net of refunds	246	127	107
See accompanying notes to consolidated financial statements.
Motorola Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in millions, except as noted)
1.    Summary of Significant Accounting Policies
Principles of Consolidation:    The consolidated financial statements include the accounts of Motorola Solutions, Inc. (the “Company” or “Motorola Solutions”) and all controlled subsidiaries. All intercompany transactions and balances have been eliminated.
The consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the Company's consolidated financial position, results of operations, statements of comprehensive income, statement of stockholder's equity, and cash flows for all periods presented.
The preparation of financial statements in conformity with United States ("U.S.") Generally Accepted Accounting Principles ("GAAP") requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Revenue Recognition: Net sales consist of a wide range of activities including the delivery of stand-alone equipment or services, custom design and installation over a period of time, and bundled sales of equipment, software and services. The Company enters into revenue arrangements that may consist of multiple deliverables of its products and services due to the needs of its customers. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. The Company recognizes revenue from the sale of equipment, equipment containing both software and nonsoftware components that function together to deliver the equipment’s essential functionality, and services in accordance with general revenue recognition accounting principles. The Company recognizes revenue in accordance with software accounting guidance for the following types of sales transactions: (i) standalone sales of software products or software upgrades, (ii) standalone sales of software maintenance agreements, and (iii) sales of software bundled with hardware where the software is not essential to the functionality of that equipment.
Products
For equipment sales, in addition to the criteria mentioned above, revenue recognition occurs when title and risk of loss has transferred to the customer, objective evidence exists that customer acceptance provisions have been met, no significant obligations remain and allowances for discounts, price protection, returns and customer incentives can be reliably estimated. Recorded revenues are reduced by these allowances. The Company bases its estimates of these allowances on historical experience taking into consideration the type of products sold, the type of customer, and the specific type of transaction in each arrangement. Where customer incentives cannot be reliably estimated, the Company defers revenue until the incentive has been finalized with the customer. The Company includes shipping charges billed to customers in net revenue, and includes the related shipping costs in cost of sales.
The Company sells software and equipment obtained from other companies. The Company establishes its own pricing and retains related inventory risk, is the primary obligor in sales transactions with customers, and assumes the credit risk for amounts billed to customers. Accordingly, the Company generally recognizes revenue for the sale of products obtained from other companies based on the gross amount billed.
Long-Term Contracts
For long-term contracts that involve customization of equipment and/or software, the Company generally recognizes revenue using the percentage of completion method based on the percentage of costs incurred to date compared to the total estimated costs to complete the contract (“Estimated Costs at Completion”). The components of estimated costs to complete a contract and management’s process for reviewing Estimated Costs at Completion and progress toward completion is discussed further below. Contracts may be combined or segmented in accordance with the applicable criteria under contract accounting principles. In certain instances, when revenues or costs associated with long-term contracts cannot be reliably estimated or the contract contains other inherent uncertainties, revenues and costs are deferred until the project is complete and customer acceptance is obtained.
Total Estimated Costs at Completion include direct labor, material and subcontracting costs. Due to the nature of the work required to be performed under many of the Company’s long-term contracts, Estimated Costs at Completion is complex and subject to many variables. The Company has a standard and disciplined quarterly Estimated Costs at Completion process in which management reviews the progress and performance of open contracts. As part of this process, management reviews information including, but not limited to, any outstanding key contract matters, progress towards completion, the project schedule, identified risks and opportunities, and the related changes in estimates of revenues and costs. The risks and opportunities include management's judgment about the ability and cost to achieve the project schedule, technical requirements, and other contract requirements. Management must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, and performance by subcontractors, among other variables. Based on this analysis, any quarterly adjustments to net sales, cost of sales, and the related impact to operating income are recorded as necessary in the period they become known. These adjustments may result from positive project performance, and may result in an increase in operating income during the performance of individual contracts. Likewise, these adjustments may result in a decrease in operating income if Estimated Costs at Completion increase. Changes in estimates of net sales or cost of sales could affect the profitability of one or more of our contracts. The impact on Operating earnings as a result of changes in Estimated Costs at Completion was not significant for the years 2013, 2012, and 2011. When estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, a provision for the entire loss on the contract is recorded in the period the loss is determined.
Hardware and Software Services Support
Revenue under equipment and software maintenance agreements, which do not contain specified future software upgrades, is recognized ratably over the contract term as services are performed.
Software and Licenses
Revenue from pre-paid perpetual licenses is recognized at the inception of the arrangement, presuming all other relevant revenue recognition criteria are met. Revenue from non-perpetual licenses or term licenses is recognized ratably over the period that the licensee uses the license.
Multiple-Element Arrangements
Arrangements with customers may include multiple deliverables, including any combination of products, services and software. These multiple element arrangements could also include an element accounted for as a long-term contract coupled with other products, services and software. For multiple-element arrangements that include products containing software that functions together with the equipment to deliver its essential functionality, undelivered software elements that relate to the product's essential software, and undelivered non-software services deliverables are separated into more than one unit of accounting when: (i) the delivered element(s) have value to the customer on a stand-alone basis and (ii) delivery of the undelivered element(s) is probable and substantially in the control of the Company.
In these arrangements, the Company allocates revenue to all deliverables based on their relative selling prices. The Company uses the following hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price (“TPE”), and (iii) best estimate of selling price (“ESP”).
The Company determines VSOE based on its normal pricing and discounting practices for the specific product or service when that same product or service is sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices for a product or service fall within a reasonably narrow pricing range, generally evidenced by the pricing rates of approximately 80% of such historical stand-alone transactions falling within plus or minus 15% of the median rate.
When VSOE does not exist, the Company attempts to determine TPE based on competitor prices for similar deliverables when sold separately. Generally, the Company's go-to-market strategy for many of its products differs from that of its competitors and its offerings contain a significant level of customization and differentiation such that the comparable pricing of products with similar functionality sold by other companies cannot be obtained. Furthermore, the Company is unable to reliably determine what similar competitor products’ selling prices are on a stand-alone basis. Therefore, the Company is typically not able to determine TPE.
When both VSOE and TPE are unavailable, the Company uses ESP. The Company determines ESP by: (i) collecting all reasonably available data points including sales, cost and margin analysis of the product, and other inputs based on its normal pricing and discounting practices, (ii) making any reasonably required adjustments to the data based on market and Company-specific factors, and (iii) stratifying the data points, when appropriate, based on customer, magnitude of the transaction and sales volume.
The Company also considers the geographies in which the products or services are sold, major product and service groups, customer classification, and other environmental or marketing variables in determining VSOE, TPE, and ESP.
Once elements of an arrangement are separated into more than one unit of accounting, revenue is recognized for each separate unit of accounting based on the nature of the revenue as described above.
The Company's arrangements with multiple deliverables may also contain one or more software deliverables that are subject to software revenue recognition guidance. The revenue for these multiple-element arrangements is allocated to the software deliverable(s) and the non-software deliverable(s) based on the relative selling prices of all of the deliverables in the arrangement using the fair value hierarchy outlined above. In circumstances where the Company cannot determine VSOE or TPE of the selling price for any of the deliverables in the arrangement, ESP is used for the purpose of allocating the arrangement consideration between software and non software deliverables.
The Company accounts for multiple-element arrangements that consist entirely of software or software-related products, including the sale of software upgrades or software support agreements to previously sold software, in accordance with software accounting guidance. For such arrangements, revenue is allocated to the deliverables based on the relative fair value of each element, and fair value is determined using VSOE. Where VSOE does not exist for the undelivered software element, revenue is deferred until either the undelivered element is delivered or VSOE is established, whichever occurs first. When the final undelivered software element is post contract support, service revenue is recognized on a ratable basis over the remaining service period. When VSOE of a delivered element has not been established, but VSOE exists for the undelivered elements, the Company uses the residual method to recognize revenue when the fair value of all undelivered elements is determinable. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement consideration is allocated to the delivered elements and is recognized as revenue.
Cash Equivalents:    The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. Restricted cash was $63 million at December 31, 2013 and $63 million at December 31, 2012.
Sigma Fund:    Prior to December 2013, the Company invested most of its U.S. dollar-denominated cash in a fund (the “Sigma Fund”) which was managed by independent investment management firms under specific investment guidelines restricting the type of investments held and their time to maturity. In December 2013, the Company completed the liquidation of the Sigma Fund and migrated the international U.S. dollar denominated cash to a U.S. dollar cash pool invested in U.S. dollar prime money market funds. These money market funds are classified as Cash and cash equivalents within the consolidated balance sheet as of December 31, 2013.
Prior to the liquidation of the Sigma Fund, investments in the Sigma Fund were carried at fair value primarily based on valuation pricing models and broker quotes.  These pricing models utilized observable inputs including, but not limited to: market quotations, yields, maturities, call features, and the security's terms and conditions. The fair value measurements of the Sigma Fund were deemed Level 2 fair value measures as of December 31, 2012.
Investments:    Investments in equity and debt securities classified as available-for-sale are carried at fair value. When applicable, debt securities classified as held-to-maturity are carried at amortized cost. Equity securities that are restricted for more than one year or that are not publicly traded are carried at cost. Certain investments are accounted for using the equity method if the Company has significant influence over the issuing entity.
The Company assesses declines in the fair value of investments to determine whether such declines are other-than-temporary. This assessment is made considering all available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition and the near-term prospects of the entity issuing the security, and the Company’s ability and intent to hold the investment until recovery. Other-than-temporary impairments of investments are recorded to Other within Other income (expense) in the Company’s consolidated statements of operations in the period in which they become impaired.
Inventories:    Inventories are valued at the lower of average cost (which approximates cost on a first-in, first-out basis) or market (net realizable value or replacement cost).
Property, Plant and Equipment:    Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis, based on the estimated useful lives of the assets (buildings and building equipment, five to forty years; machinery and equipment, two to ten years) and commences once the assets are ready for their intended use.
Goodwill and Intangible Assets:    Goodwill is assessed for impairment at least annually at the reporting unit level. The Company performs its annual assessment of goodwill for impairment in the fourth quarter of each year. The annual assessment is performed using the two-step goodwill test which may also include the optional qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step goodwill impairment test. If this is the case, the two-step goodwill impairment test is required. If it is more-likely-than-not that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required.
If the two-step goodwill impairment test is performed, first, the fair value of each reporting unit is compared to its book value. If the fair value of the reporting unit is less than its book value, the Company performs a hypothetical purchase price allocation based on the reporting unit's fair value to determine the fair value of the reporting unit's goodwill. Fair value is determined using a combination of present value techniques and market prices of comparable businesses.

Intangible assets are amortized on a straight line basis over their respective estimated useful lives ranging from one to ten years. The Company has no intangible assets with indefinite useful lives.
Impairment of Long-Lived Assets: Long-lived assets, which include intangible assets, held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset (group) to future net undiscounted cash flows to be generated by the asset (group). If an asset (group) is considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amount of the asset (group) exceeds the asset's (group's) fair value calculated using a discounted future cash flows analysis or market comparables. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell.
Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the period that includes the enactment date.
Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. The Company evaluates deferred tax assets on a quarterly basis to determine if valuation allowances are required by considering available evidence. Deferred tax assets are realized by having sufficient future taxable income to allow the related tax benefits to reduce taxes otherwise payable. The sources of taxable income that may be available to realize the benefit of deferred tax assets are future reversals of existing taxable temporary differences, future taxable income, exclusive of reversing temporary differences and carryforwards, taxable income in carry-back years and tax planning strategies that are both prudent and feasible.
The Company recognizes the effect of income tax positions only if sustaining those positions is more-likely-than-not. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs. The Company records interest related to unrecognized tax benefits in Interest expense and penalties in Selling, general and administrative expenses in the Company’s consolidated statements of operations.
Sales and Use Taxes: The Company records taxes imposed on revenue-producing transactions, including sales, use, value added and excise taxes, on a net basis with such taxes excluded from revenue.
Long-term Receivables:    Long-term receivables include trade receivables where contractual terms of the note agreement are greater than one year. Long-term receivables are considered impaired when management determines collection of all amounts due according to the contractual terms of the note agreement, including principal and interest, is no longer probable. Impaired long-term receivables are valued based on the present value of expected future cash flows discounted at the receivable’s effective interest rate, or the fair value of the collateral if the receivable is collateral dependent. Interest income and late fees on impaired long-term receivables are recognized only when payments are received. Previously impaired long-term receivables are no longer considered impaired and are reclassified to performing when they have performed under a workout or restructuring for four consecutive quarters.
Foreign Currency:    Certain of the Company’s non-U.S. operations use their respective local currency as their functional currency. Those operations that do not have the U.S. dollar as their functional currency translate assets and liabilities at current rates of exchange in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included as a component of Accumulated other comprehensive loss in the Company’s consolidated balance sheets. For those operations that have the U.S. dollar as their functional currency, transactions denominated in the local currency are measured in U.S. dollars using the current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets. Gains and losses from remeasurement of monetary assets and liabilities are included in Other within Other income (expense) within the Company’s consolidated statements of operations.
Derivative Instruments:    Gains and losses on hedges of existing assets or liabilities are marked-to-market and the result is included in Other within Other income (expense) within the Company’s consolidated statements of operations. Certain financial instruments are used to hedge firm future commitments or forecasted transactions.  Gains and losses pertaining to those instruments that qualify for hedge accounting are deferred until such time as the underlying transactions are recognized and subsequently recognized in the same line within the consolidated statements of operations as the hedged item. Gains and losses pertaining to those instruments that do not qualify for hedge accounting are recorded immediately in Other income (expense) within the consolidated statements of operations.
Earnings Per Share:    The Company calculates its basic earnings per share based on the weighted-average effect of all common shares issued and outstanding. Net earnings attributable to Motorola Solutions, Inc. is divided by the weighted average common shares outstanding during the period to arrive at the basic earnings per share. Diluted earnings per share is calculated by dividing net earnings attributable to Motorola Solutions, Inc. by the sum of the weighted average number of common shares used in the basic earnings per share calculation and the weighted average number of common shares that would be issued assuming exercise or conversion of all potentially dilutive securities, excluding those securities that would be anti-dilutive to the earnings per share calculation. Both basic and diluted earnings per share amounts are calculated for earnings from continuing operations and net earnings attributable to Motorola Solutions, Inc. for all periods presented.
Share-Based Compensation Costs:    The Company has incentive plans that reward employees with stock options, stock appreciation rights, restricted stock and restricted stock units, as well as an employee stock purchase plan. The amount of compensation cost for these share-based awards is generally measured based on the fair value of the awards as of the date that the share-based awards are issued and adjusted to the estimated number of awards that are expected to vest. The fair values of stock options and stock appreciation rights are generally determined using a Black-Scholes option pricing model which incorporates assumptions about expected volatility, risk free rate, dividend yield, and expected life. Compensation cost for share-based awards is recognized on a straight-line basis over the vesting period.
Retirement Benefits:    The Company records annual expenses relating to its pension benefit and postretirement plans based on calculations which include various actuarial assumptions, including discount rates, assumed asset rates of return, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends. The effects of the gains, losses, and prior service costs and credits are amortized either over the average service life or over the average remaining lifetime of the participants, depending on the number of active employees in the plan. The funded status, or projected benefit obligation less plan assets, for each plan, is reflected in the Company’s consolidated balance sheets using a December 31 measurement date.
Advertising Expense:    Advertising expenses, which are the external costs of marketing the Company’s products, are expensed as incurred. Advertising expenses were $76 million, $80 million and $84 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Use of Estimates:    The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable and long term receivables, inventories, investments, goodwill, intangible and other long-lived assets, legal contingencies, guarantee obligations, indemnifications, and assumptions used in the calculation of income taxes, retirement and other post-employment benefits and allowances for discounts, price protection, product returns, and customer incentives, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity, foreign currency, and energy markets together with declines in consumer spending have increased the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.
Recent Accounting Pronouncements:
In February 2013, the Financing Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation Is Fixed at the Reporting Date.” The standard addresses the recognition, measurement, and disclosure of certain obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. U.S. GAAP does not currently include specific guidance on accounting for such obligations with joint and several liability which has resulted in diversity in practice. The ASU requires an entity to measure these obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The ASU also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The ASU is to be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the scope of updates that exist within the Company's statement of financial position at the beginning of the year of adoption. This guidance will be effective for the Company beginning January 1, 2014. The Company anticipates that the adoption of this standard will not have a material impact on its consolidated financial statements or footnote disclosures.
In January 2014, the FASB issued ASU No. 2014-05, “Service Concession Arrangements.” The ASU clarifies that an operating entity should not account for a services concession arrangement with a public-sector grantor as a lease if:  (i) the grantor controls or has the ability to modify or approve the services the operating entity must provide, to whom it must provide them, and at what price and (ii) the grantor controls any residual interest in the infrastructure at the end of the arrangement. In addition, the infrastructure used in a service concession arrangement would not be recognized as property, plant and equipment of the operating entity. The ASU is to be applied on a modified retrospective basis to service concession arrangements outstanding upon adoption and will be effective for the Company beginning January 1, 2015. The Company is currently assessing the impact of this standard on its consolidated financial statements and footnote disclosures.

2.    Discontinued Operations
On April 14, 2014, the Company entered into a Master Acquisition Agreement (the “Acquisition Agreement”) with Zebra Technologies Corporation to sell the Company’s Enterprise business for $3.45 billion in cash. Certain assets of the Enterprise business will be excluded from the transaction and retained by the Company, including the Company’s iDEN business, and other assets and certain liabilities as specified in the Acquisition Agreement. The transaction is expected to close by the end of 2014. The historical financial results of the Enterprise business, excluding those assets and liabilities retained in the transaction, are reflected in the Company's consolidated financial statements and footnotes as discontinued operations for all periods presented.
On January 1, 2012, the Company completed a series of transactions which resulted in exiting the amateur, marine and airband radio businesses.  The operating results of the amateur, marine and airband radio businesses are reported as discontinued operations in the consolidated statements of operations for all periods presented.
On October 28, 2011, the Company completed the sale of its wireless broadband businesses. During the year ended December 31, 2011, the Company recorded a pre-tax gain related to the sale of the wireless broadband businesses of $40 million, net of closing costs, in its results from discontinued operations. The operating results of the wireless broadband businesses are reported as discontinued operations in the statements of operations for all periods presented.
On April 29, 2011, the Company completed the sale of certain assets and liabilities of its Networks business to Nokia Siemens Networks ("NSN"). The results of operations of the portions of the Networks business sold are reported as discontinued operations for all periods presented. Based on the terms and conditions of the Networks business divestiture, the sale was subject to a purchase price adjustment that was contingent upon the review of final assets and liabilities transferred to NSN and was based on the change in net assets from the original agreed upon sale date. During the year ended December 31, 2011, the Company received approximately $1.0 billion of net proceeds and recorded a pre-tax gain related to the completion of this sale of $434 million, net of closing costs, and an agreed upon purchase price adjustment of $120 million in its results from discontinued operations.
On January 4, 2011, the distribution of Motorola Mobility was completed. The stockholders of record as of the close of business on December 21, 2010 received one share of Motorola Mobility common stock for each eight shares of the Company’s common stock held as of the record date. Immediately following the distribution, the Company changed its name to Motorola Solutions, Inc. The distribution was structured to be tax-free to Motorola Solutions and its stockholders for U.S. tax purposes (other than with respect to any cash received in lieu of fractional shares). The historical financial results of Motorola Mobility are reflected in the Company’s consolidated financial statements and footnotes as discontinued operations for all periods presented.
The following table displays summarized activity in the Company’s consolidated statements of operations for discontinued operations during the years ended December 31, 2013, 2012, and 2011.

Years ended December 31	2013	2012	2011
Net sales	$2,469	$2,429	$3,812
Operating earnings	268	347	460
Gains on sales of investments and businesses, net	3	7	474
Earnings before income taxes	266	341	925
Income tax expense	100	130	349
Earnings from discontinued operations, net of tax	166	211	576

The following table displays a summary of the assets and liabilities held for sale as of December 31, 2013 and 2012:

	2013	2012
Assets
Accounts receivable, net	$551	$523
Deferred income taxes	219	234
Inventories, net	175	174
Other current assets	134	136
Property, plant and equipment, net	115	108
Investments	19	16
Goodwill	1,149	1,149
Other assets	95	134
	$2,457	$2,474
Liabilities
Accounts payable	$231	$180
Accrued liabilities	639	639
Other liabilities	171	174
	$1,041	$993

3.    Other Financial Data
Statement of Operations Information
Other Charges (income)
Other charges included in Operating earnings consist of the following:

Years ended December 31	2013	2012	2011
Other charges (income):
Intangibles amortization	$1	$1	$5
Reorganization of businesses	70	27	35
Legal and related insurance matters, net	—	(16)	88
Other	—	—	1
	$71	$12	$129
During 2012, the Company recorded a $16 million gain in connection with the settlement of a legal matter involving the legacy paging business.
During 2011, the Company recorded $88 million of net charges for legal matters. These charges primarily relate to: (i) a litigation settlement and (ii) legal matters related to the legacy paging business.

Other Income (Expense)
Interest expense, net, and Other both included in Other income (expense) consist of the following:

Years ended December 31	2013	2012	2011
Interest income (expense), net:
Interest expense	$(132)	$(108)	$(132)
Interest income	19	42	58
	$(113)	$(66)	$(74)
Other:
Loss from the extinguishment of long-term debt	$—	$(6)	$(81)
Investment impairments	(3)	(4)	(4)
Foreign currency gain (loss)	(9)	(1)	10
Gains on equity method investments	10	3	12
Other	11	9	(3)
	$9	$1	$(66)
Gains on Sales of Investments and Businesses, net
Gains on sales of investments and businesses, net, consists of the following:

Years ended December 31	2013	2012	2011
Gains on sales of investments, net	$37	$26	$17
Gains on sales of businesses, net	—	—	6
	$37	$26	$23
Earnings Per Common Share
Basic and diluted earnings per common share from both continuing operations and net earnings attributable to Motorola Solutions, Inc., including discontinued operations, is computed as follows:

	Amounts attributable to Motorola Solutions, Inc. common stockholders
	Earnings from Continuing Operations			Net Earnings
Years ended December 31	2013	2012	2011	2013	2012	2011
Basic earnings per common share:
Earnings	$933	$670	$582	$1,099	$881	$1,158
Weighted average common shares outstanding	266.0	292.1	333.8	266.0	292.1	333.8
Per share amount	$3.51	$2.29	$1.74	$4.13	$3.02	$3.47
Diluted earnings per common share:
Earnings	$933	$670	$582	$1,099	$881	$1,158
Weighted average common shares outstanding	266.0	292.1	333.8	266.0	292.1	333.8
Add effect of dilutive securities:
Share-based awards	4.5	5.3	5.9	4.5	5.3	5.9
Diluted weighted average common shares outstanding	270.5	297.4	339.7	270.5	297.4	339.7
Per share amount	$3.45	$2.25	$1.71	$4.06	$2.96	$3.41
In the computation of diluted earnings per common share from both continuing operations and on a net earnings basis for the years ended December 31, 2013 and December 31, 2012, the assumed exercise of 5.6 million and 5.9 million stock options, respectively, were excluded because their inclusion would have been antidilutive. For the year ended December 31, 2011, the assumed exercise of 8.6 million stock options and vesting of 0.2 million restricted stock units were excluded because their inclusion would have been antidilutive.

Balance Sheet Information
Sigma Fund
During the fourth quarter of 2013, the Company exited the Sigma Fund. The balance of Sigma Fund as December 31, 2012 consisted of the following:

Cash	$149
Government, agency, and government-sponsored enterprise obligations	1,984
$2,133
Investments
Investments consist of the following:

December 31, 2013
Available-for-sale securities:
Government, agency, and government-sponsored enterprise obligations	$15
Corporate bonds	7
Mutual funds	11
Common stock and equivalents	2
35
Other investments, at cost	182
Equity method investments	15
$232

	Recorded Value	Less
December 31, 2012	Investments	Unrealized Gains	Cost Basis
Available-for-sale securities:
Government, agency, and government-sponsored enterprise obligations	$15	$—	$15
Corporate bonds	11	—	11
Mortgage-backed securities	2	—	2
Common stock and equivalents	10	3	7
	38	3	35
Other investments, at cost	173	—	173
Equity method investments	13	—	13
	$224	$3	$221
The Company reclassified $96 million of cash surrender values of its split-dollar value life insurance plans as of December 31, 2012, from Other assets to Investments, to conform to the balance sheet presentation as of December 31, 2013.
During the years ended December 31, 2013, 2012 and 2011, the Company recorded investment impairment charges of $3 million, $4 million and $4 million, respectively, representing other-than-temporary declines in the value of the Company’s equity investment portfolio. Investment impairment charges are included in Other within Other income (expense) in the Company’s consolidated statements of operations.

Accounts Receivable, Net
Accounts receivable, net, consist of the following:

December 31	2013	2012
Accounts receivable	$1,422	$1,408
Less allowance for doubtful accounts	(53)	(50)
	$1,369	$1,358
Inventories, Net
Inventories, net, consist of the following:

December 31	2013	2012
Finished goods	$157	$168
Work-in-process and production materials	315	283
	472	451
Less inventory reserves	(125)	(112)
	$347	$339
Other Current Assets
Other current assets consist of the following:

December 31	2013	2012
Costs and earnings in excess of billings	$390	$416
Contract-related deferred costs	15	43
Tax-related deposits and refunds receivable	107	90
Other	123	117
	$635	$666
Property, Plant and Equipment, Net
Property, plant and equipment, net, consist of the following:

December 31	2013	2012
Land	$22	$23
Building	582	671
Machinery and equipment	1,760	1,776
	2,364	2,470
Less accumulated depreciation	(1,669)	(1,740)
	$695	$730
Depreciation expense for the years ended December 31, 2013, 2012 and 2011 was $157 million, $150 million and $128 million, respectively.

Other Assets
Other assets consist of the following:

December 31	2013	2012
Intangible assets	$6	$4
Long-term receivables	1	42
Other	82	93
	$89	$139
Accrued Liabilities
Accrued liabilities consist of the following:

December 31	2013	2012
Deferred revenue	$359	$377
Compensation	315	406
Billings in excess of costs and earnings	295	387
Tax liabilities	85	74
Customer reserves	52	75
Dividend payable	79	72
Other	578	597
	$1,763	$1,988
Other Liabilities
Other liabilities consist of the following:

December 31	2013	2012
Defined benefit plans, including split dollar life insurance arrangements	$1,751	$3,379
Postretirement health care benefit plan	117	167
Deferred revenue	162	178
Unrecognized tax benefits	99	94
Other	185	202
	$2,314	$4,020
Stockholders’ Equity Information
Share Repurchase Program: During 2013, the Company paid an aggregate of $1.7 billion, including transaction costs, to repurchase 28.6 million shares at an average price of $59.30 per share. During 2012, the Company paid an aggregate of $2.4 billion, including transaction costs, to repurchase 49.6 million shares at an average price of $49.14. During 2011, the Company paid an aggregate of $1.1 billion, including transaction costs, to repurchase 26.6 million shares at an average price of $41.77.
On July 24, 2013, the Company announced that its Board of Directors authorized up to $2.0 billion in additional funds for share repurchases, bringing the aggregate amount of the share repurchase program to $7.0 billion. As of December 31, 2013, the Company had used approximately $5.2 billion of the share repurchase authority, including transaction costs, to repurchase shares, leaving $1.8 billion of authority available for future repurchases.
Payment of Dividends:  On July 24, 2013, the Company announced that its Board of Directors approved an increase in the quarterly cash dividend from $0.26 per share to $0.31 per share of common stock. During the years ended December 31, 2013, 2012, and 2011 the Company paid $292 million, $270 million, and $72 million respectively, in cash dividends to holders of its common stock. During 2011, the Company paid $8 million of dividends to minority shareholders in connection with subsidiary common stock.
Motorola Mobility Distribution:  On January 4, 2011, the distribution of Motorola Mobility from Motorola Solutions was completed. On January 4, 2011, the stockholders of record as of the close of business on December 21, 2010 (the "Record Date") received one share of Motorola Mobility common stock for each eight shares of the Company's common stock held as of the Record Date. The distribution was completed pursuant to an Amended and Restated Master Separation and Distribution Agreement, effective as of July 31, 2010, among the Company, Motorola Mobility and Motorola Mobility, Inc.

Reverse Stock Split:  On January 4, 2011, immediately following the distribution of Motorola Mobility common stock, the Company completed a reverse stock split. All consolidated per share information presented gives effect to the distribution of Motorola Mobility and the reverse stock split.
Accumulated Other Comprehensive Loss
The following table displays the changes in Accumulated other comprehensive loss, net of tax, by component from January 1, 2013 to December 31, 2013:

	Gains and Losses on Cash Flow Hedges	Unrealized Gains and Losses on Available-for-Sale Securities	Retirement Benefit Items	Foreign Currency Translation Adjustments	Total
Balance as of December 31, 2012	$1	$2	$(3,211)	$(92)	$(3,300)
Other comprehensive income (loss) before reclassifications	(1)	(1)	953	(4)	947
Amounts reclassified from accumulated other comprehensive income (loss)	(1)	(3)	70	—	66
Net current-period other comprehensive income (loss)	(2)	(4)	1,023	(4)	1,013
Balance as of December 31, 2013	$(1)	$(2)	$(2,188)	$(96)	$(2,287)
The following table displays the amounts reclassified from Accumulated other comprehensive loss and the affected line item in the consolidated statements of operations during 2013:

Year ended December 31	2013
Gains on cash flow hedges:
Foreign exchange contracts	$(1)	Cost of sales
	$(1)	Net of tax
Unrealized Gains and Losses on Available-for-Sale Securities:
Realized gain	$(4)	Gains on sales of investments and businesses, net
	1	Tax expense
	$(3)	Net of tax
Amortization of Retirement Benefit Items:
Prior-service costs	$(49)	Selling, general, and administrative expenses
Actuarial net losses	159	Selling, general, and administrative expenses
	110	Total before tax
	(40)	Tax benefit
	$70	Net of tax
Total reclassifications for the period, net of tax	$66

4.    Debt and Credit Facilities
Long-Term Debt

December 31	2013	2012
6.0% senior notes due 2017	399	399
3.75% senior notes due 2022	747	747
3.5% senior notes due 2023	593	—
6.5% debentures due 2025	118	118
7.5% debentures due 2025	346	346
6.5% debentures due 2028	36	36
6.625% senior notes due 2037	54	54
5.22% debentures due 2097	89	89
Other long-term debt	58	45
	2,440	1,834
Adjustments, primarily unamortized gains on interest rate swap terminations	21	29
Less: current portion	(4)	(4)
Long-term debt	$2,457	$1,859
During the year ended December 31, 2013, the Company issued an aggregate face principal amount of $600 million of 3.50% Senior Notes due March 1, 2023, recognizing net proceeds of $588 million, after debt issuance costs and debt discounts.
During the year ended December 31, 2012, the Company issued an aggregate face principal amount of $750 million of 3.75% Senior Notes due 2022 (the “2022 Senior Notes”).  The Company also redeemed $400 million aggregate principal amount outstanding of its 5.375% Senior Notes due November 2012 for an aggregate purchase price of approximately $408 million.  After accelerating the amortization of debt issuance costs and debt discounts, the Company recognized a loss of approximately $6 million related to this redemption within Other income (expense) in the consolidated statements of operations.  This debt was repurchased with a portion of the proceeds from the issuance of the 2022 Senior Notes.
Aggregate requirements for long-term debt maturities during the next five years are as follows: 2014—$20 million; 2015—$5 million; 2016—$6 million; 2017—$406 million; and 2018—$6 million.
Credit Facilities
As of December 31, 2013, the Company had a $1.5 billion unsecured syndicated revolving credit facility (the “2011 Motorola Solutions Credit Agreement”) scheduled to expire on June 30, 2014. The Company was in compliance with its financial covenants as of December 31, 2013. The Company has never borrowed under the 2011 Motorola Solutions Credit Agreement. At December 31, 2013, the commitment fee assessed against the daily average unused amount was 25 basis points.

5.    Risk Management
Derivative Financial Instruments
Foreign Currency Risk
The Company uses financial instruments to reduce its overall exposure to the effects of currency fluctuations on cash flows. The Company’s policy prohibits speculation in financial instruments for profit on exchange rate price fluctuations, trading in currencies for which there are no underlying exposures, or entering into transactions for any currency to intentionally increase the underlying exposure. Instruments that are designated as part of a hedging relationship must be effective at reducing the risk associated with the exposure being hedged and are designated as part of a hedging relationship at the inception of the contract. Accordingly, changes in the market values of hedge instruments must be highly correlated with changes in market values of the underlying hedged items both at the inception of the hedge and over the life of the hedge contract.
The Company’s strategy related to foreign exchange exposure management is to offset the gains or losses on the financial instruments against gains or losses on the underlying operational cash flows or investments based on the Company's assessment of risk. The Company enters into derivative contracts for some of its non-functional currency cash, receivables, and payables, which are primarily denominated in major currencies that can be traded on open markets. The Company typically uses forward contracts and options to hedge these currency exposures. In addition, the Company enters into derivative contracts for some forecasted transactions, which are designated as part of a hedging relationship if it is determined that the transaction qualifies for hedge accounting under the provisions of the authoritative accounting guidance for derivative instruments and hedging activities. A portion of the Company’s exposure is from currencies that are not traded in liquid markets and these are addressed, to the extent reasonably possible, by managing net asset positions, product pricing and component sourcing.
At December 31, 2013, the Company had outstanding foreign exchange contracts totaling $837 million, compared to $523 million outstanding at December 31, 2012. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts should generally offset losses and gains on the underlying assets, liabilities and transactions, except for the ineffective portion of the instruments, which is charged to Other within Other income (expense) in the Company’s consolidated statements of operations.
The following table shows the five largest net notional amounts of the positions to buy or sell foreign currency as of December 31, 2013 and the corresponding positions as of December 31, 2012:

	Notional Amount
Net Buy (Sell) by Currency	2013	2012
British Pound	$257	$225
Chinese Renminbi	(181)	(99)
Euro	(132)	(9)
Norwegian Krone	(95)	(48)
Brazilian Real	(44)	3
At December 31, 2013, the maximum term of derivative instruments that hedge forecasted transactions was seven months. The weighted average duration of the Company’s derivative instruments that hedge forecasted transactions was three months.
Interest Rate Risk
As part of its liability management program, one of the Company's European subsidiaries has outstanding interest rate agreements (“Interest Agreements”) relating to Euro-denominated loans. The interest on the Euro-denominated loans is variable. The Interest Agreements change the characteristics of interest rate payments from variable to maximum fixed-rate payments. The Interest Agreements are not accounted for as a part of a hedging relationship and, accordingly, the changes in the fair value of the Interest Agreements are included in Other income (expense) in the Company's consolidated statements of operations. The weighted average fixed rate payment on the Interest Agreements for the year ended December 31, 2013 was 4.44%. The fair value of the Interest Agreements resulted in a liability position of $3 million at December 31, 2013, compared to a liability position of $4 million at December 31, 2012.
Counterparty Risk
The use of derivative financial instruments exposes the Company to counterparty credit risk in the event of nonperformance by counterparties. However, the Company’s risk is limited to the fair value of the instruments when the derivative is in an asset position. The Company actively monitors its exposure to credit risk. At present time, all of the counterparties have investment grade credit ratings. The Company is not exposed to material credit risk with any single counterparty. As of December 31, 2013, the Company was exposed to an aggregate credit risk of approximately $4 million with all counterparties.

The following tables summarize the fair values and location in the consolidated balance sheets of all derivative financial instruments held by the Company at December 31, 2013 and 2012:

	Fair Values of Derivative Instruments
	Assets		Liabilities
December 31, 2013	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location
Derivatives designated as hedging instruments:
Foreign exchange contracts	$—	Other assets	$1	Other liabilities
Derivatives not designated as hedging instruments:
Foreign exchange contracts	4	Other assets	1	Other liabilities
Interest agreements	—	Other assets	3	Other liabilities
Total derivatives not designated as hedging instruments	4		4
Total derivatives	$4		$5

	Fair Values of Derivative Instruments
	Assets		Liabilities
December 31, 2012	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location
Derivatives designated as hedging instruments:
Foreign exchange contracts	$1	Other assets	$—	Other liabilities
Derivatives not designated as hedging instruments:
Foreign exchange contracts	2	Other assets	3	Other liabilities
Interest agreements	—	Other assets	4	Other liabilities
Total derivatives not designated as hedging instruments	2		7
Total derivatives	$3		$7
The following table summarizes the effect of derivative instruments in the Company's consolidated statements of operations, including immaterial amounts related to discontinued operations, for the years ended December 31, 2013, 2012 and 2011:

	December 31,			Statement of Operations Location
Gain (Loss) on Derivative Instruments	2013	2012	2011
Derivatives not designated as hedging instruments:
Interest rate contracts	$2	$(1)	$(1)	Other income (expense)
Foreign exchange contracts	6	(13)	(17)	Other income (expense)
Total derivatives not designated as hedging instruments	$8	$(14)	$(18)

The following table summarizes the gains and losses reclassified from Accumulated other comprehensive loss into Net earnings, including immaterial amounts related to discontinued operations, for the years ended December 31, 2013, 2012 and 2011:

	December 31,			Financial Statement Location
Foreign Exchange Contracts	2013	2012	2011
Derivatives in cash flow hedging relationships
Other comprehensive gains (losses) before reclassifications	$(1)	$3	$(1)	Accumulated other comprehensive loss
Gains (losses) reclassified from Accumulated other comprehensive loss into Net earnings	1	(1)	2	Cost of sales
Gain recognized in Net earnings on derivative (ineffective portion and amount excluded from effectiveness testing)	—	—	1	Other income (expense)
Stockholders’ Equity
Derivative instruments activity, net of tax, included in Accumulated other comprehensive loss within the consolidated statements of stockholders’ equity for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Balance at January 1	$1	$(3)	$—
Increase (decrease) in fair value	(1)	3	(1)
Reclassifications to earnings, net of tax	(1)	1	(2)
Balance at December 31	$(1)	$1	$(3)

6.     Income Taxes
Components of earnings from continuing operations before income taxes are as follows:

Years ended December 31	2013	2012	2011
United States	$585	$566	$268
Other nations	295	315	213
	$880	$881	$481
Components of income tax expense (benefit) are as follows:

Years ended December 31	2013	2012	2011
United States	$29	$5	$2
Other nations	234	91	34
States (U.S.)	12	1	3
Current income tax expense	275	97	39
United States	(368)	192	(184)
Other nations	35	(29)	86
States (U.S.)	(1)	(49)	(36)
Deferred income tax expense (benefit)	(334)	114	(134)
Foreign tax credits	$(59)	$211	$(95)
Deferred tax charges that were recorded within Accumulated other comprehensive loss in the Company’s consolidated balance sheets resulted from retirement benefit adjustments, currency translation adjustments, net gains (losses) on derivative instruments and fair value adjustments to available-for-sale securities. The adjustments were $606 million, $(272) million and $(259) million for the years ended December 31, 2013, 2012 and 2011, respectively.
The Company evaluates its permanent reinvestment assertions with respect to foreign earnings at each reporting period and, except for certain earnings that the Company intends to reinvest indefinitely due to the capital requirements of the foreign subsidiaries or due to local country restrictions, accrues for the U.S. federal and foreign income tax applicable to the earnings.

During the first quarter of 2013, the Company reassessed its unremitted earnings position and concluded that certain of its non-U.S. subsidiaries' earnings were permanently invested overseas. The Company intends to utilize the offshore earnings to fund foreign investments, such as potential acquisitions and capital expenditures. In the first quarter of 2013, the Company recorded a net tax benefit of $25 million related to reversals of deferred tax liabilities for undistributed foreign earnings due to the change in permanent reinvestment assertion.
Undistributed earnings that the Company intends to reinvest indefinitely, and for which no income taxes have been provided, aggregate to $1.4 billion, $1.0 billion and $1.0 billion at December 31, 2013, 2012 and 2011, respectively. The Company currently has no plans to repatriate the foreign earnings permanently reinvested and therefore, the time and manner of repatriation is uncertain.  If circumstances change and it becomes apparent that some or all of the permanently reinvested earnings will be remitted to the U.S. in the foreseeable future, an additional income tax charge may be necessary; however, given the uncertain repatriation time and manner at December 31, 2013, it is not practicable to estimate the amount of any additional income tax charge on permanently reinvested earnings.  On a cash basis, these repatriations from the Company's non-U.S. subsidiaries could require the payment of additional taxes. The portion of earnings not reinvested indefinitely may be distributed without an additional charge given the U.S. federal and foreign income tax accrued on undistributed earnings and the utilization of available foreign tax credits.
At December 31, 2013, the Company has approximately $450 million of foreign earnings not considered permanently reinvested and which may be repatriated without an additional tax charge, given the U.S. federal and foreign income tax accrued on the undistributed earnings and the utilization of available foreign tax credits. During 2013, the Company made an $87 million withholding tax payment associated with an intercompany foreign dividend, for which we expect to realize a foreign tax credit.
The Company recently reorganized certain of its non-U.S. subsidiaries under a holding company structure in order to facilitate the efficient movement of non-U.S. cash and provide a platform to fund foreign investments, such as potential acquisitions and capital expenditures. During 2013, the Company recognized a $337 million tax benefit associated with the excess tax credits relating to the earnings of certain non-U.S. subsidiaries reorganized under our holding company structure, which was implemented in 2013.
Differences between income tax expense computed at the U.S. federal statutory tax rate of 35% and income tax expense (benefit) as reflected in the consolidated statements of operations are as follows:

Years ended December 31	2013	2012	2011
Income tax expense at statutory rate	$308	$308	$168
Tax on non-U.S. earnings	17	(10)	(24)
State income taxes	8	(32)	(4)
Tax law changes	6	—	—
Other provisions	(4)	(10)	(18)
Valuation allowances	(3)	(60)	(237)
Section 199 deduction	(14)	(14)	(22)
Tax on undistributed non-U.S. earnings	(22)	29	49
Research credits	(18)	—	(7)
Tax benefit of repatriated non-U.S. earnings	(337)	—	—
	$(59)	$211	$(95)
Gross deferred tax assets were $3.7 billion and $4.3 billion at December 31, 2013 and 2012, respectively. Deferred tax assets, net of valuation allowances, were $3.5 billion and $4.1 billion at December 31, 2013 and 2012, respectively. Gross deferred tax liabilities were $1.1 billion and $1.3 billion at December 31, 2013 and 2012, respectively.

Significant components of deferred tax assets (liabilities) are as follows:

December 31	2013	2012
Inventory	$46	$4
Accrued liabilities and allowances	129	124
Employee benefits	814	1,532
Capitalized items	144	210
Tax basis differences on investments	17	25
Depreciation tax basis differences on fixed assets	12	9
Undistributed non-U.S. earnings	(6)	(141)
Tax carryforwards	1,294	1,087
Business reorganization	39	12
Warranty and customer reserves	19	27
Deferred revenue and costs	159	197
Valuation allowances	(200)	(260)
Deferred charges	38	36
Other	(64)	(75)
	$2,441	$2,787
At December 31, 2013 and 2012, the Company had valuation allowances of $200 million and $260 million, respectively, against its deferred tax assets, including $178 million and $234 million, respectively, relating to deferred tax assets for non-U.S. subsidiaries. The Company’s valuation allowances for its non-U.S. subsidiaries had a net decrease of $56 million and $102 million during 2013 and 2012, respectively. The decrease in the valuation allowance relating to deferred tax assets of non-U.S. subsidiaries during 2013 reflects current year deferred tax movements, expiration of loss carryforwards and exchange rate variances.
During 2012, we recorded $60 million of tax benefit related to the reversal of a significant portion of the valuation allowance established on certain foreign deferred tax assets. In the first quarter of 2011, the Company reassessed its valuation allowance requirements taking into consideration the distribution of Motorola Mobility. The Company evaluated all available evidence in its analysis, including the historical and projected pre-tax profits generated by the Company's U.S. operations. The Company also considered tax planning strategies that are prudent and can be reasonably implemented. During 2011, the Company recorded $274 million of tax benefits related to the reversal of a significant portion of the valuation allowance established on U.S. deferred tax assets.
The U.S. valuation allowance as of December 31, 2013 relates to state tax carryforwards. The Company believes that the remaining deferred tax assets are more-likely-than-not to be realizable based on estimates of future taxable income and the implementation of tax planning strategies.

Tax carryforwards are as follows:

December 31, 2013	Gross Tax Loss	Tax Effected	Expiration Period
United States:
U.S. tax losses	58	$20	2021-2031
Foreign tax credits	—	668	2018-2023
General business credits	—	197	2025-2033
Minimum tax credits	—	100	Unlimited
State tax losses	1,991	50	2014-2031
State tax credits	—	27	2018-2026
Non-U.S. Subsidiaries:
China tax losses	226	56	2014-2016
Japan tax losses	100	36	2017-2021
United Kingdom tax losses	162	32	Unlimited
Germany tax losses	150	44	Unlimited
Singapore tax losses	58	10	Unlimited
Other subsidiaries tax losses	73	18	Various
Spain tax credits	—	31	2017-2021
Other subsidiaries tax credits	—	5	Various
		$1,294
The Company had unrecognized tax benefits of $147 million and $157 million at December 31, 2013 and December 31, 2012, respectively, of which approximately $125 million and $134 million, respectively, if recognized, would affect the effective tax rate, net of resulting changes to valuation allowances.
A roll-forward of unrecognized tax benefits is as follows:

	2013	2012
Balance at January 1	$157	$186
Additions based on tax positions related to current year	13	11
Additions for tax positions of prior years	70	10
Reductions for tax positions of prior years	(10)	(24)
Settlements and agreements	(82)	(22)
Lapse of statute of limitations	(1)	(4)
Balance at December 31	$147	$157
During 2013, the Company recorded a net increase in unrecognized tax benefits related to prior year tax positions of $70 million, of which $63 million related to previously accrued non-U.S. income taxes. The Company recorded a net reduction in unrecognized tax benefits of $82 million for settlements with tax authorities, of which $63 million resulted in a cash tax payment and the remainder of which resulted in a reduction to tax carryforwards and prepaid tax assets.

The IRS is currently examining the Company's 2010 and 2011 tax years. The Company also has several state and non-U.S. audits pending. A summary of open tax years by major jurisdiction is presented below:

Jurisdiction	Tax Years
United States	2008-2013
China	2002-2013
France	2009-2013
Germany	2008-2013
India	1997-2013
Israel	2012-2013
Japan	2009-2013
Malaysia	2008-2013
Singapore	2009-2013
United Kingdom	2007-2013
Although the final resolution of the Company’s global tax disputes is uncertain, based on current information, in the opinion of the Company’s management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations. However, an unfavorable resolution of the Company’s global tax disputes could have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations in the periods in which the matters are ultimately resolved.
Based on the potential outcome of the Company’s global tax examinations, the expiration of the statute of limitations for specific jurisdictions, or the continued ability to satisfy tax incentive obligations, it is reasonably possible that the unrecognized tax benefits will change within the next twelve months. The associated net tax impact on the effective tax rate, exclusive of valuation allowance changes, is estimated to be in the range of a $50 million tax charge to a $75 million tax benefit, with cash payments not to exceed $25 million.
At December 31, 2013, the Company had $25 million and $27 million accrued for interest and penalties, respectively, on unrecognized tax benefits. At December 31, 2012, the Company had $23 million and $29 million accrued for interest and penalties, respectively, on unrecognized tax benefits.

7.    Retirement Benefits
Pension and Postretirement Health Care Benefits Plans
The Company’s noncontributory pension plan (the “Regular Pension Plan”) covers U.S. employees hired prior to January 1, 2005, who became eligible after one year of service. The benefit formula is dependent upon employee earnings and years of service. The Company also provides defined benefit plans which cover non-U.S. employees in certain jurisdictions, principally the United Kingdom, Germany, and Japan (the “Non U.S. Pension Benefit Plans”). Other pension plans outside of the U.S. are not material to the Company either individually or in the aggregate.
The Company had a noncontributory supplemental retirement benefit plan (the “Officers’ Plan”) for its officers elected prior to December 31, 1999. The Officers’ Plan contained provisions for vesting and funding the participants’ expected retirement benefits when the participants met the minimum age and years of service requirements. Elected officers who were not yet vested in the Officers’ Plan as of December 31, 1999 had the option to remain in the Officers’ Plan or elect to have their benefit bought out in restricted stock units. Effective December 31, 1999, newly elected officers were not eligible to participate in the Officers’ Plan. Effective June 30, 2005, salaries were frozen for this plan. During 2013, the Company settled and terminated the Officers' Plan.
The Company has an additional noncontributory supplemental retirement benefit plan, the Motorola Supplemental Pension Plan (“MSPP”), which provides supplemental benefits to individuals by replacing the Regular Pension Plan benefits that are lost by such individuals under the retirement formula due to application of the limitations imposed by the Internal Revenue Code. However, elected officers who were covered under the Officers’ Plan were not eligible to participate in the

MSPP. Effective January 1, 2007, eligible compensation was capped at the IRS limit plus $175,000 (the “Cap”) or, for those already in excess of the Cap as of January 1, 2007, the eligible compensation used to compute such employee’s MSPP benefit for all future years is the greater of: (i) such employee’s eligible compensation as of January 1, 2007 (frozen at that amount) or (ii) the relevant Cap for the given year. Effective January 1, 2009, the MSPP was closed to new participants unless such participation was required under a prior contractual entitlement.
In February 2007, the Company amended the Regular Pension Plan and the MSPP, modifying the definition of average earnings. For the years ended prior to December 31, 2007, benefits were calculated using the rolling average of the highest annual earnings in any five years within the previous ten calendar year period. Beginning in January 2008, the benefit calculation was based on the set of the five highest years of earnings within the ten calendar years prior to December 31, 2007, averaged with earnings from each year after 2007. In addition, effective January 2008, the Company amended the Regular Pension Plan, modifying the vesting period from five years to three years.
In December 2008, the Company amended the Regular Pension Plan, the Officers’ Plan and the MSPP (collectively, the “U.S. Pension Benefit Plans”) such that, effective March 1, 2009: (i) no participant shall accrue any benefit or additional benefit on or after March 1, 2009, and (ii) no compensation increases earned by a participant on or after March 1, 2009 shall be used to compute any accrued benefit.
Certain health care benefits are available to eligible domestic employees meeting certain age and service requirements upon termination of employment (the “Postretirement Health Care Benefits Plan”). For eligible employees hired prior to January 1, 2002, the Company offsets a portion of the postretirement medical costs to the retired participant. As of January 1, 2005, the Postretirement Health Care Benefits Plan was closed to new participants. During 2012, the Postretirement Health Care Benefits Plan was amended. As of January 1, 2013, benefits under the Postretirement Health Care Benefits Plan, are paid to a retiree health reimbursement account instead of directly providing health insurance coverage to the participants.  Covered retirees are now able to use the annual subsidy they receive through this account toward the purchase of their own health care coverage from private insurance companies and for reimbursement of eligible health care expenses.
Net Periodic Cost
The net periodic costs (benefit) for pension and Postretirement Health Care Benefits plans were as follows:

	U.S. Pension Benefit Plans			Non U.S. Pension Benefit Plans			Postretirement Health Care Benefits Plan
Years ended December 31	2013	2012	2011	2013	2012	2011	2013	2012	2011
Service cost	$—	$—	$—	$11	$10	$17	$2	$3	$4
Interest cost	352	349	344	70	75	72	11	16	22
Expected return on plan assets	(364)	(421)	(390)	(79)	(78)	(77)	(10)	(12)	(16)
Amortization of:
Unrecognized net loss	130	260	189	15	22	17	14	12	10
Unrecognized prior service benefit	—	—	—	(6)	(3)	(9)	(43)	(16)	—
Settlement/curtailment loss (gain)	—	—	8	—	—	(9)	—	—	—
Net periodic pension cost (benefit)	$118	$188	$151	$11	$26	$11	$(26)	$3	$20
The amendment to the Postretirement Health Care Benefits Plan effective January 1, 2013 resulted in a remeasurement of the plan generating an $87 million decrease in accumulated other comprehensive loss, net of taxes. The majority of that $87 million decrease will be recognized over approximately three years, or the period in which the remaining employees eligible for the plan will quality for benefits under the plan. During the year ended December 31, 2013, $43 million of prior service cost credit was recognized, including the amount associated with the 2012 amendment resulting in a net credit for periodic cost in 2013.

The status of the Company’s plans are as follows:

	U.S. Pension Benefit Plans		Non U.S. Pension Benefit Plans		Postretirement Health Care Benefits Plan
	2013	2012	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation at January 1	$8,288	$6,986	$1,787	$1,588	$322	$450
Service cost	—	—	12	10	2	3
Interest cost	352	349	70	75	11	16
Plan amendments	—	—	—	—	—	(151)
Actuarial loss (gain)	(1,012)	1,277	95	103	(37)	24
Foreign exchange valuation adjustment	—	—	30	48	—	—
Employee contributions	—	—	2	2	—	—
Benefit payments	(311)	(324)	(41)	(39)	(20)	(20)
Benefit obligation at December 31	7,317	8,288	1,955	1,787	278	322
Change in plan assets:
Fair value at January 1	5,426	4,747	1,362	1,219	155	155
Return on plan assets	806	660	199	111	22	20
Company contributions	150	340	32	31	—	—
Employee contributions	—	—	2	2	—	—
Foreign exchange valuation adjustment	—	—	14	38	—	—
Benefit payments from plan assets	(311)	(321)	(41)	(39)	(16)	(20)
Fair value at December 31	6,071	5,426	1,568	1,362	161	155
Funded status of the plan	(1,246)	(2,862)	(387)	(425)	(117)	(167)
Unrecognized net loss	2,732	4,313	492	520	143	206
Unrecognized prior service benefit	—	—	(44)	(51)	(92)	(135)
Prepaid (accrued) pension cost	$1,486	$1,451	$61	$44	$(66)	$(96)
Components of prepaid (accrued) pension cost:
Non-current benefit liability	$(1,246)	$(2,862)	$(387)	$(425)	$(117)	$(167)
Deferred income taxes	1,002	1,592	33	41	19	26
Accumulated other comprehensive loss	1,730	2,721	415	428	32	45
Prepaid (accrued) pension cost	$1,486	$1,451	$61	$44	$(66)	$(96)
The benefit obligation and plan assets for the Company's plans are measured as of December 31, 2013. The Company utilizes a five-year, market-related asset value method of recognizing asset related gains and losses.
Prior to 2013, unrecognized gains and losses were amortized over periods ranging from three to thirteen years. At the close of fiscal 2012, the Company determined that the majority of the Company's plan participants in its Regular and United Kingdom pension plans were no longer actively employed by the Company due to significant employee exits as a result of the Company's recent divestitures.  Under relevant accounting rules, when almost all of the plan participants are considered inactive, the amortization period for certain unrecognized losses changes from the average remaining service period to the average remaining lifetime of the participant.  As such, beginning in 2013, and depending on the specific plan, the Company began amortizing gains and losses over periods ranging from five to twenty-eight years. Prior service costs are being amortized over periods ranging from ten to twelve years. Benefits under all pension plans are valued based on the projected unit credit cost method.
The net periodic cost for 2014 will include amortization of the unrecognized net loss and prior service costs for the U.S. Pension Benefit Plans and Non U.S. Pension Benefit Plans, currently included in Accumulated other comprehensive loss, of $91 million and $5 million, respectively.  It is estimated that the 2014 net periodic expense for the Postretirement Health Care Benefits Plan will include amortization of a net credit of $31 million, comprised of the unrecognized prior service gain and unrecognized actuarial loss, currently included in Accumulated other comprehensive loss.

Actuarial Assumptions
Certain actuarial assumptions such as the discount rate and the long-term rate of return on plan assets have a significant effect on the amounts reported for net periodic cost and benefit obligation. The assumed discount rates reflect the prevailing market rates of a universe of high-quality, non-callable, corporate bonds currently available that, if the obligation were settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. The long-term rates of return on plan assets represent an estimate of long-term returns on an investment portfolio consisting of a mixture of equities, fixed income, cash and other investments similar to the actual investment mix. In determining the long-term return on plan assets, the Company considers long-term rates of return on the asset classes (both historical and forecasted) in which the Company expects the plan funds to be invested.
Weighted average actuarial assumptions used to determine costs for the plans were as follows:

	U.S. Pension Benefit Plans		Non U.S. Pension Benefit Plans		Postretirement Health Care Benefits Plan
December 31	2013	2012	2013	2012	2013	2012
Discount rate	4.35%	5.10%	4.16%	4.61%	3.80%	4.75%
Investment return assumption	7.00%	8.25%	6.05%	6.24%	7.00%	8.25%
Weighted average actuarial assumptions used to determine benefit obligations for the plans were as follows:

	U.S. Pension Benefit Plans		Non U.S. Pension Benefit Plans		Postretirement Health Care Benefits Plan
December 31	2013	2012	2013	2012	2013	2012
Discount rate	5.15%	4.35%	4.14%	4.11%	4.65%	3.80%
Future compensation increase rate	n/a	n/a	2.57%	2.58%	n/a	n/a
The accumulated benefit obligations for the plans were as follows:

	U.S. Pension Benefit Plans		Non U.S. Pension Benefit Plans
December 31	2013	2012	2013	2012
Accumulated benefit obligation	$7,317	$8,288	$1,950	$1,770
The health care cost trend rate used to determine the December 31, 2013 accumulated postretirement benefit obligation for the Postretirement Health Care Benefits Plan was 8.50% for 2013, grading down to a rate of 5% in 2020.  The health care cost trend rate used to determine the December 31, 2012 accumulated postretirement benefit obligation was 7.25% for 2013, remaining flat at 7.25% through 2015, then grading down to a rate of 5% in 2019.
Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation and the net Postretirement Health Care Benefits Plan benefits as follows:

	1% Point Increase	1% Point Decrease
Increase (decrease) in:
Accumulated postretirement benefit obligation	$1	$(1)
Net Postretirement Health Care Benefit Plan benefit	—	—
The Company maintains a lifetime cap on postretirement health care costs, which reduces the liability duration of the plan. A result of this lower duration is a decreased sensitivity to a change in the discount rate trend assumption with respect to the liability and related expense.

Investment Policy
The Company has adopted an investment policy designed to meet or exceed the expected rate of return on plan assets assumption. To achieve this, the plans retain professional investment managers that invest plan assets in equity, fixed income securities, and cash equivalents. In addition, some plans invest in insurance contracts. The Company uses long-term historical actual return experience with consideration of the expected investment mix of the plans’ assets, as well as future estimates of long-term investment returns, to develop its expected rate of return assumption used in calculating the net periodic cost. The Company has target mixes for these asset classes for all plans, which are readjusted periodically when an asset class weighting deviates from the target mix, with the goal of achieving the required return at a reasonable risk level.
The weighted-average asset allocations by asset categories for all pension and the Postretirement Health Care Benefits Plans were as follows:

	All Pension Benefit Plans		Postretirement Health Care Benefits Plan
December 31	2013	2012	2013	2012
Target Mix:
Equity securities	55%	64%	57%	65%
Fixed income securities	43%	35%	42%	34%
Cash and other investments	2%	1%	1%	1%
Actual Mix:
Equity securities	55%	64%	58%	64%
Fixed income securities	42%	34%	40%	32%
Cash and other investments	3%	2%	2%	4%
Within the equity securities asset class, the investment policy provides for investments in a broad range of publicly-traded securities including both domestic and foreign equities. Within the fixed income securities asset class, the investment policy provides for investments in a broad range of publicly-traded debt securities including U.S. Treasury issues, corporate debt securities, mortgage and asset-backed securities, as well as foreign debt securities. In the cash and other investments asset class, investments may be in cash, cash equivalents or insurance contracts.
Cash Funding
The Company contributed $150 million to its U.S. Pension Benefit Plans during 2013, compared to $340 million contributed in 2012. The Company expects to make cash contributions of approximately $300 million to its U.S. Pension Benefit Plans and approximately $35 million to its Non-U.S. Pension Benefit Plans in 2014. The Company does not expect to make cash contributions to the Postretirement Health Care Benefits Plan in 2014.
Expected Future Benefit Payments
The following benefit payments are expected to be paid:

Year	U.S. Pension Benefit Plans	Non U.S. Pension Benefit Plans	Postretirement Health Care Benefits Plan
2014	$286	$41	$25
2015	298	42	24
2016	312	43	23
2017	328	44	22
2018	347	46	21
2019-2023	2,097	245	96
Other Benefit Plans
Split-Dollar Life Insurance Arrangements
The Company maintains a number of endorsement split-dollar life insurance policies that were taken out on now-retired officers under a plan that was frozen prior to December 31, 2004. The Company had purchased the life insurance policies to insure the lives of employees and then entered into a separate agreement with the employees that split the policy benefits between the Company and the employee. Motorola Solutions owns the policies, controls all rights of ownership, and may terminate the insurance policies. To effect the split-dollar arrangement, Motorola Solutions endorsed a portion of the death benefits to the employee and upon the death of the employee, the employee’s beneficiary typically receives the designated portion of the death benefits directly from the insurance company and the Company receives the remainder of the death benefits. It is currently expected that minimal cash payments will be required to fund these policies.
The net periodic pension cost for these split-dollar life insurance arrangements was $5 million for the years ended December 31, 2013, 2012 and 2011. The Company has recorded a liability representing the actuarial present value of the future death benefits as of the employees’ expected retirement date of $51 million and $58 million as of December 31, 2013 and December 31, 2012, respectively.
Deferred Compensation Plan
The Company amended and reinstated its deferred compensation plan (“the Plan”) effective June 1, 2013 to reopen the Plan to certain participants.  Under the Plan, participating executives may elect to defer base salary and cash incentive compensation in excess of 401(k) plan limitations.  Participants under the Plan may choose to invest their deferred amounts in the same investment alternatives available under the Company's 401(k) plan.  The Plan also allows for Company matching contributions for the following: (i) the first 4% of compensation deferred under the Plan, subject to a maximum of $50,000 for board officers, (ii) lost matching amounts that would have been made under the 401(k) plan if participants had not participated in the Plan, and (iii) discretionary amounts as approved by the Compensation and Leadership Committee of the Board of Directors.
Defined Contribution Plan
The Company and certain subsidiaries have various defined contribution plans, in which all eligible employees may participate. In the U.S., the 401(k) plan is a contributory plan. Matching contributions are based upon the amount of the employees’ contributions. The Company’s expenses for material defined contribution plans for the years ended December 31, 2013, 2012 and 2011 were $32 million, $30 million and $35 million, respectively.
Beginning January 1, 2012, the Company may make an additional discretionary 401(k) plan matching contribution to eligible employees. For the years ended December 31, 2013 and 2012, the Company made no discretionary matching contributions.

8.    Share-Based Compensation Plans and Other Incentive Plans
Stock Options, Stock Appreciation Rights and Employee Stock Purchase Plan
The Company grants options to acquire shares of common stock to certain employees and to existing option holders of acquired companies in connection with the merging of option plans following an acquisition. Each option granted and stock appreciation right has an exercise price of no less than 100% of the fair market value of the common stock on the date of the grant. The awards have a contractual life of five to fifteen years and vest over two to four years. Stock options and stock appreciation rights assumed or replaced with comparable stock options or stock appreciation rights in conjunction with a change in control of the Company only become exercisable if the holder is also involuntarily terminated (for a reason other than cause) or quits for good reason within 24 months of a change in control.
The employee stock purchase plan allows eligible participants to purchase shares of the Company’s common stock through payroll deductions of up to 20% of eligible compensation on an after-tax basis. Plan participants cannot purchase more than $25,000 of stock in any calendar year. The price an employee pays per share is 85% of the lower of the fair market value of the Company’s stock on the close of the first trading day or last trading day of the purchase period. The plan has two purchase periods, the first from October 1 through March 31 and the second from April 1 through September 30. For the years ended December 31, 2013, 2012 and 2011, employees purchased 1.5 million, 1.4 million and 2.2 million shares, respectively, at purchase prices of $43.02 and $50.47, $34.52 and $42.96, and $30.56 and $35.61, respectively.
The Company calculates the value of each employee stock option, estimated on the date of grant, using the Black-Scholes option pricing model. The weighted-average estimated fair value of employee stock options granted during 2013, 2012 and 2011 was $9.52, $9.60 and $13.25, respectively, using the following weighted-average assumptions:

	2013	2012	2011
Expected volatility	22.1%	24.0%	28.8%
Risk-free interest rate	0.9%	0.8%	2.1%
Dividend yield	2.4%	2.2%	0.0%
Expected life (years)	5.9	6.1	6.0
The Company uses the implied volatility for traded options on the Company’s stock as the expected volatility assumption required in the Black-Scholes model. The selection of the implied volatility approach was based upon the availability of actively traded options on the Company’s stock and the Company’s assessment that implied volatility is more representative of future stock price trends than historical volatility.
The risk-free interest rate assumption is based upon the average daily closing rates during the year for U.S. Treasury notes that have a life which approximates the expected life of the option. The dividend yield assumption is based on the Company’s future expectation of dividend payouts. The expected life of employee stock options represents the average of the contractual term of the options and the weighted-average vesting period for all option tranches.
The Company has applied forfeiture rates, estimated based on historical data, of 10%-50% to the option fair values calculated by the Black-Scholes option pricing model. These estimated forfeiture rates are applied to grants based on their remaining vesting term and may be revised in subsequent periods if actual forfeitures differ from these estimates.
Stock option activity was as follows (in thousands, except exercise price and employee data):

	2013		2012		2011
Years ended December 31	Shares Subject to Options	Wtd. Avg. Exercise Price	Shares Subject to Options	Wtd. Avg. Exercise Price	Shares Subject to Options	Wtd. Avg. Exercise Price
Options outstanding at January 1	13,132	$70	15,729	$63	19,614	$81
Options granted	1,652	57	1,286	51	3,155	39
Options exercised	(2,950)	31	(2,831)	29	(4,475)	27
Adjustments to options outstanding to reflect Mobility spin-off	—	—	—	—	7,756	39
Options terminated, cancelled or expired	(897)	65	(1,052)	60	(10,321)	59
Options outstanding at December 31	10,937	79	13,132	70	15,729	63
Options exercisable at December 31	7,628	91	9,242	81	11,184	74
Approx. number of employees granted options	123		115		270
At December 31, 2013, the Company had $23 million of total unrecognized compensation expense, including unrecognized compensation expense for awards to employees of the Enterprise business, net of estimated forfeitures, related to stock option plans and the employee stock purchase plan that will be recognized over the weighted average period of approximately two years. Cash received from stock option exercises and the employee stock purchase plan was $165 million, $133 million and $192 million for the years ended December 31, 2013, 2012 and 2011, respectively. The total intrinsic value of options exercised during the years ended December 31, 2013, 2012 and 2011 was $85 million, $59 million and $73 million, respectively. The aggregate intrinsic value for options outstanding and exercisable as of December 31, 2013 was $170 million and $116 million, respectively, based on a December 31, 2013 stock price of $67.50 per share.
The following table summarizes information about stock options outstanding and exercisable at December 31, 2013 (in thousands, except exercise price and years):

	Options Outstanding			Options Exercisable
Exercise price range	No. of options	Wtd. avg. Exercise Price	Wtd. avg. contractual life (in yrs.)	No. of options	Wtd. avg. Exercise Price
Under $30	1,416	$27	6	1,416	$27
$30-$40	2,515	39	6	1,828	39
$41-$50	401	45	7	188	45
$51-$60	2,467	54	9	173	52
$61-$70	783	67	2	668	67
$71-$80	219	74	3	219	74
$81 and over	3,136	161	1	3,136	161
	10,937			7,628

As of December 31, 2013, the weighted average contractual life for options outstanding and exercisable was five and four years, respectively.
Restricted Stock and Restricted Stock Units
Restricted stock (“RS”) and restricted stock unit (“RSU”) grants consist of shares or the rights to shares of the Company’s common stock which are awarded to employees and non-employee directors. The grants are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee. Shares of RS and RSUs assumed or replaced with comparable shares of RS or RSUs in conjunction with a change in control will only have the restrictions lapse if the holder is also involuntarily terminated (for a reason other than cause) or quits for good reason within 24 months of a change in control.
Restricted stock and restricted stock unit activity was as follows (in thousands, except fair value and employee data):

	2013		2012		2011
Years ended December 31	RS and RSU	Wtd. Avg. Grant Date Fair Value	RS and RSU	Wtd Avg. Grant Date Fair Value	RS and RSU	Wtd Avg. Grant Date Fair Value
RS and RSU outstanding at January 1	6,299	$41	8,990	$40	9,559	$51
Granted	1,558	54	1,657	49	5,150	44
Adjustments to RSUs outstanding to reflect Mobility spin-off	—	—	—	—	3,638	20
Vested	(3,610)	38	(3,845)	41	(3,230)	31
Terminated, canceled or expired	(519)	45	(503)	33	(6,127)	44
RS and RSU outstanding at December 31	3,728	49	6,299	41	8,990	40
Approx. number of employees granted RSUs	2,295		2,355		12,351
At December 31, 2013, the Company had unrecognized compensation expense related to RS and RSUs of $107 million, including unrecognized compensation expense for awards to employees of the Enterprise business, net of estimated forfeitures, expected to be recognized over the weighted average period of approximately two years. The total fair value of RS and RSU shares vested during the years ended December 31, 2013, 2012 and 2011 was $138 million, $144 million and $146 million, respectively. The aggregate fair value of outstanding RS and RSUs as of December 31, 2013 was $252 million. Pursuant to the completion of the distribution of Motorola Mobility on January 4, 2011, approximately 3.8 million unvested RSUs held by the employees of Motorola Mobility were cancelled. Upon the completed divestiture of the Networks business on April 29, 2011, approximately 1.4 million unvested RSUs were cancelled.
Total Share-Based Compensation Expense
Compensation expense for the Company’s employee stock options, stock appreciation rights, employee stock purchase plans, RS and RSUs was as follows:

Years ended December 31	2013	2012	2011
Share-based compensation expense included in:
Costs of sales	$16	$20	$15
Selling, general and administrative expenses	73	88	90
Research and development expenditures	31	38	29
Share-based compensation expense included in Operating earnings	120	146	134
Tax benefit	37	49	37
Share-based compensation expense, net of tax	$83	$97	$97
Decrease in basic earnings per share	$(0.31)	$(0.33)	$(0.29)
Decrease in diluted earnings per share	$(0.31)	$(0.33)	$(0.29)
Share-based compensation expense in discontinued operations	$33	$38	$47

At December 31, 2013 and 2012, 20.4 million shares and 22.2 million shares, respectively, were available for future share-based award grants under the current share-based compensation plan, covering all equity awards to employees and non-employee directors.
Motorola Solutions Incentive Plans
The Company's incentive plans provide eligible employees with an annual payment, calculated as a percentage of an employee’s eligible earnings, in the year after the close of the current calendar year if specified business goals and individual performance targets are met. The expense for awards under these incentive plans for the years ended December 31, 2013, 2012 and 2011 was $87 million, $145 million and $146 million, respectively.
Long-Range Incentive Plan
The Long-Range Incentive Plan (“LRIP”) rewards participating elected officers for the Company’s achievement of specified business goals during the period, based on a single performance objective measured over a three year period. The expense for LRIP for the years ended December 31, 2013, 2012 and 2011 was $4 million, $9 million and $2 million, respectively.

9.    Fair Value Measurements
The Company holds certain fixed income securities, equity securities and derivatives, which are recognized and disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. Fair value is measured using the fair value hierarchy and related valuation methodologies as defined in the authoritative literature. This guidance specifies a hierarchy of valuation techniques based on whether the inputs to each measurement are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's assumptions about current market conditions. The prescribed fair value hierarchy and related valuation methodologies are as follows:
Level 1 - Quoted prices for identical instruments in active markets.
Level 2 - Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.
Level 3 - Valuations derived from valuation techniques, in which one or more significant inputs are unobservable.
Sigma Fund, Investments, and Derivatives
The fair values of the Company’s financial assets and liabilities by level in the fair value hierarchy as of December 31, 2013 and 2012 were as follows:

December 31, 2013	Level 1	Level 2	Total
Assets:
Foreign exchange derivative contracts	$—	$4	$4
Available-for-sale securities:
Government, agency, and government-sponsored enterprise obligations	—	15	15
Corporate bonds	—	7	7
Mutual funds	—	11	11
Common stock and equivalents	2	—	2
Liabilities:
Foreign exchange derivative contracts	$—	$2	$2
Interest agreement derivative contracts	—	3	3

December 31, 2012	Level 1	Level 2	Total
Assets:
Sigma Fund securities:
Government, agency, and government-sponsored enterprise obligations	$—	$1,984	$1,984
Foreign exchange derivative contracts	—	3	3
Available-for-sale securities:
Government, agency, and government-sponsored enterprise obligations	—	15	15
Corporate bonds	—	11	11
Mortgage-backed securities	—	2	2
Common stock and equivalents	3	7	10
Liabilities:
Foreign exchange derivative contracts	$—	$3	$3
Interest agreement derivative contracts	—	4	4
There were no significant transfers between Level 1 and Level 2 during 2013 or 2012.
Pension and Postretirement Health Care Benefits Plan Assets
The fair values of the various pension and postretirement health care benefits plans’ assets by level in the fair value hierarchy as of December 31, 2013 and 2012 were as follows:
U.S. Pension Benefit Plans

December 31, 2013	Level 1	Level 2	Total
Common stock and equivalents	$1,424	$—	$1,424
Commingled equity funds	—	2,045	2,045
Preferred stock	6	—	6
Government, agency and government-sponsored enterprise obligations	—	238	238
Other government bonds	—	42	42
Corporate bonds	—	336	336
Mortgage-backed bonds	—	15	15
Commingled bond funds	—	1,862	1,862
Commingled short-term investment funds	—	96	96
Total investment securities	$1,430	$4,634	$6,064
Accrued income receivable			7
Fair value plan assets			$6,071
The table above includes securities on loan as part of a securities lending arrangement of $125 million of common stock and equivalents, $199 million of government, agency, and government-sponsored enterprise obligations, and $19 million of corporate bonds. All securities on loan are fully cash collateralized.

December 31, 2012	Level 1	Level 2	Total
Common stock and equivalents	$1,592	$3	$1,595
Commingled equity funds	—	1,965	1,965
Preferred stock	9	—	9
Government, agency, and government-sponsored enterprise obligations	—	317	317
Other government bonds	—	49	49
Corporate bonds	—	327	327
Mortgage-backed bonds	—	14	14
Commingled bond funds	—	1,082	1,082
Commingled short-term investment funds	—	58	58
Invested cash	—	—	—
Total investment securities	$1,601	$3,815	$5,416
Accrued income receivable			10
Fair value plan assets			$5,426
The table above includes securities on loan as part of a securities lending arrangement of $117 million of common stock and equivalents, $260 million of government, agency, and government-sponsored enterprise obligations, and $17 million of corporate bonds. All securities on loan are fully cash collateralized.
There were no significant transfers between Level 1 and Level 2 during 2013 or 2012.
Non-U.S. Pension Benefit Plans

December 31, 2013	Level 1	Level 2	Level 3	Total
Common stock and equivalents	$208	$—	$—	$208
Commingled equity funds	—	558	—	558
Government, agency, and government-sponsored enterprise obligations	—	21	3	24
Corporate bonds	—	308	23	331
Commingled bond funds	—	361	—	361
Commingled short-term investment funds	—	11	—	11
Total investment securities	$208	$1,259	$26	$1,493
Accrued income receivable				61
Insurance contracts*				14
Fair value plan assets				$1,568
* Comprised of annuity contracts issued by life insurance companies for one of the Company's non-U.S. pension plans
The table above includes securities on loan as part of a securities lending arrangement of $8 million of common stock and equivalents and $13 million of corporate bonds. All securities on loan are fully collateralized.
The following table summarizes the changes in fair value of the Level 3 assets:

2013
Balance at January 1	$—
Transfers from Level 2	14
Transfers to Level 2	(2)
Loss on assets held	(2)
Payments received for securities sold	(4)
Purchases	21
Other	(1)
Balance at December 31	$26

The fair values of the Company’s financial assets and liabilities by level in the fair value hierarchy as of December 31, 2012 were as follows:

December 31, 2012	Level 1	Level 2	Total
Common stock and equivalents	$346	$—	$346
Commingled equity funds	—	434	434
Corporate bonds	—	18	18
Government, agency, and government-sponsored enterprise obligations	—	233	233
Commingled bond funds	—	257	257
Commingled short-term investment funds	—	7	7
Total investment securities	$346	$949	$1,295
Cash			8
Accrued income receivable			—
Insurance contracts*			59
Fair value plan assets			$1,362
* Comprised of annuity contracts issued by life insurance companies for one of the Company's non-U.S. pension plans
The table above includes securities on loan as part of a securities lending arrangement of $29 million of common stock and equivalents, $2 million of government, agency, and government-sponsored enterprise obligations, and $27 million of corporate bonds. All securities on loan are fully collateralized.
There were no significant transfers between Level 1 and Level 2 during 2013 or 2012.
Postretirement Health Care Benefits Plan

December 31, 2013	Level 1	Level 2	Total
Common stock and equivalents	$38	$—	$38
Commingled equity funds	—	55	55
Government, agency, and government-sponsored enterprise obligations	—	6	6
Other government bonds	—	1	1
Corporate bonds	—	9	9
Commingled bond funds	—	49	49
Commingled short-term investment funds	—	3	3
Fair value plan assets	$38	$123	$161
The table above includes securities on loan as part of a securities lending arrangement of $3 million of common stock and equivalents, $5 million of government, agency, and government-sponsored enterprise obligations, and $1 million of corporate bonds. All securities on loan are fully cash collateralized.

December 31, 2012	Level 1	Level 2	Total
Common stock and equivalents	$44	$—	$44
Commingled equity funds	—	56	56
Government, agency, and government-sponsored enterprise obligations	—	9	9
Corporate bonds	—	9	9
Mortgage-backed bonds	—	1	1
Commingled bond funds	—	30	30
Commingled short-term investment funds	—	6	6
Fair value plan assets	$44	$111	$155
The table above includes securities on loan as part of a securities lending arrangement of $4 million of common stock and equivalents and $7 million of government, agency, and government-sponsored enterprise obligations. All securities on loan are fully cash collateralized.
There were no significant transfers between Level 1 and Level 2 during 2013 or 2012.

Valuation Methodologies
Level 1 - Quoted market prices in active markets are available for investments in common and preferred stock and common stock equivalents. As such, these investments are classified within Level 1.
Level 2 - The securities classified as Level 2 are comprised primarily of corporate, government, agency, and government sponsored enterprise fixed income securities. Our pension plan assets also include commingled equities classified as Level 2.
These securities are priced using pricing services, bid/offer, and last trade. Prices may also be obtained from brokers, counterparties, fund administrators, online securities data services, or investment managers. Fixed income securities and commingled equities, including short-term instruments, may be priced using pricing models comprised of observable inputs which include, but are not limited to, market quotations, yields, maturities, call features, and the security's terms and conditions.
In determining the fair value of the Company's foreign currency derivatives, the Company uses forward contract and option valuation models employing market observable inputs, such as spot currency rates, time value and option volatilities. Since the Company primarily uses observable inputs in its valuation of its derivative assets and liabilities, they are classified as Level 2 assets.
Level 3 - The securities classified as Level 3 primarily consist of corporate bonds held in one of our non-U.S. pension plans. These corporate bonds are valued using pricing models which contain unobservable inputs and have limited liquidity. Determining the fair value of these securities requires the use of unobservable inputs, such as indicative quotes from dealers, extrapolated data, proprietary models and qualitative input from investment advisors. The Company had no Level 3 assets at December 31, 2012.
At December 31, 2013, the Company had $2.1 billion of investments in money market funds (Level 2) classified as Cash and cash equivalents in its condensed consolidated balance sheet, compared to $422 million at December 31, 2012. The money market funds had quoted market prices that are equivalent to par.
Using quoted market prices and market interest rates, the Company determined that the fair value of long-term debt at December 31, 2013 was $2.5 billion (Level 2), compared to a face value of $2.5 billion. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange.
All other financial instruments are carried at cost, which is not materially different from the instruments’ fair values.

10.    Long-term Customer Financing and Sales of Receivables
Long-term Customer Financing
Long-term receivables consist of trade receivables with payment terms greater than twelve months, long-term loans and lease receivables under sales-type leases. Long-term receivables consist of the following:

December 31	2013	2012
Long-term receivables	$27	$73
Less current portion	(26)	(31)
Non-current long-term receivables, net	$1	$42
The current portion of long-term receivables is included in Accounts receivable and the non-current portion of long-term receivables is included in Other assets in the Company’s consolidated balance sheets. There was no Interest income recognized on long-term receivables for the year ended December 31, 2013. Interest income recognized on long-term receivables for the years ended 2012 and 2011 was $5 million and $15 million, respectively.
Certain purchasers of the Company's products and services may request that the Company provide long-term financing (defined as financing with a term greater than one year) in connection with the sale of products and services. These requests may include all or a portion of the purchase price of the products and services. The Company's obligation to provide long-term financing may be conditioned on the issuance of a letter of credit in favor of the Company by a reputable bank to support the purchaser's credit or a pre-existing commitment from a reputable bank to purchase the long-term receivables from the Company. The Company had outstanding commitments to provide long-term financing to third-parties totaling $50 million at December 31, 2013, compared to $41 million at December 31, 2012.
Sales of Receivables
From time to time, the Company sells accounts receivable and long-term receivables to third-parties under one-time arrangements while others are sold to third-parties under committed facilities. The Company may or may not retain the obligation to service the sold accounts receivable and long-term receivables.

The following table summarizes the proceeds received from sales of accounts receivable and long-term receivables for the years ended December 31, 2013, 2012 and 2011.

Years ended December 31	2013	2012	2011
Cumulative annual proceeds received from sales:
Accounts receivable sales proceeds	$14	$12	$8
Long-term receivables sales proceeds	131	178	224
Total proceeds from receivable sales	$145	$190	$232
At December 31, 2013, the Company had retained servicing obligations for $434 million of long-term receivables, compared to $375 million of long-term receivables at December 31, 2012. Servicing obligations are limited to collection activities of the sales of accounts receivables and long-term receivables.
Credit Quality of Customer Financing Receivables and Allowance for Credit Losses
An aging analysis of financing receivables at December 31, 2013 and December 31, 2012 is as follows:

December 31, 2013	Total Long-term Receivable	Current Billed Due	Past Due Under 90 Days	Past Due Over 90 Days
Municipal leases secured tax exempt	$1	$—	$—	$—
Commercial loans and leases secured	26	10	2	10
Total gross long-term receivables, including current portion	$27	$10	$2	$10

December 31, 2012	Total Long-term Receivable	Current Billed Due	Past Due Under 90 Days	Past Due Over 90 Days
Municipal leases secured tax exempt	$23	$—	$—	$—
Commercial loans and leases secured	50	—	2	4
Total gross long-term receivables, including current portion	$73	$—	$2	$4
The Company uses an internally developed credit risk rating system for establishing customer credit limits. This system is aligned and comparable to the rating systems utilized by independent rating agencies.
The Company’s policy for valuing the allowance for credit losses is to review all customer financing receivables for collectability on an individual receivable basis. For those receivables where collection risk is probable, the Company calculates the value of impairment based on the net present value of expected future cash flows from the customer.
The Company had a total of $10 million of financing receivables past due over 90 days as of December 31, 2013 in relation to two loans. The Company is not accruing interest on these loans as of December 31, 2013, which are adequately reserved.

11.    Commitments and Contingencies
Lease Obligations
The Company leases certain office, factory and warehouse space, land, and information technology and other equipment under principally non-cancelable operating leases. Rental expense, net of sublease income, for the years ended December 31, 2013, 2012 and 2011 was $51 million, $45 million, and $69 million, respectively.
At December 31, 2013, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond are as follows:

Year
2014	$89
2015	64
2016	49
2017	38
2018	30
Beyond	175
Purchase Obligations
During the normal course of business, in order to manage manufacturing lead times and help ensure adequate component supply, the Company enters into agreements with contract manufacturers and suppliers that either allow them to procure inventory based upon criteria as defined by the Company or establish the parameters defining the Company’s requirements. In addition, we have entered into software license agreements which are firm commitments and are not cancelable. As of December 31, 2013, the Company had entered into firm, noncancelable, and unconditional commitments under such arrangements through 2016. The Company expects to make total payments of $24 million under these arrangements as follows: $18 million in 2014, $4 million in 2015, and $2 million in 2016.
The Company outsources certain corporate functions, such as benefit administration and information technology related services. These contracts are expected to expire in 2017. The remaining payments under these contracts are approximately $485 million over the remaining life of the contracts; however, these contracts can be terminated. Termination would result in a penalty substantially less than the remaining annual contract payments. The Company would also be required to find another source for these services, including the possibility of performing them in-house.
Legal
The Company is a defendant in various suits, claims and investigations that arise in the normal course of business. While the outcome of these matters is currently not determinable, the Company does not expect the ultimate disposition of these matters will have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.
Indemnifications
The Company is a party to a variety of agreements pursuant to which it is obligated to indemnify the other party with respect to certain matters. In indemnification cases, payment by the Company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Company to challenge the other party's claims. In some instances, the Company may have recourse against third-parties for certain payments made by the Company.
Some of these obligations arise as a result of divestitures of the Company's assets or businesses and require the Company to indemnify the other party against losses arising from breaches of representations and warranties and covenants and, in some cases, the settlement of pending obligations. The Company's obligations under divestiture agreements for indemnification based on breaches of representations and warranties are generally limited in terms of duration, and for amounts for breaches of such representation and warranties in connection with prior divestitures not in excess of a percentage of the contract value. The Company had no potential claims at December 31, 2013.
In addition, the Company may provide indemnifications for losses that result from the breach of general warranties contained in certain commercial and intellectual property agreements. Historically, the Company has not made significant payments under these agreements.
In addition, pursuant to the Master Separation and Distribution Agreement and certain other agreements with Motorola Mobility, Motorola Mobility agreed to indemnify the Company for certain liabilities, and the Company agreed to indemnify Motorola Mobility for certain liabilities, in each case for uncapped amounts.

12.    Information by Segment and Geographic Region
The Company conducts their businesses globally and manages them within the following two segments:
Products: The Products segment offers an extensive portfolio of network infrastructure, devices, system software and applications for the public safety, hospitality, education, manufacturing, transportation, utilities, mining and retail industries, including: (i) “ASTRO” products, which meet the Association of Public Safety Communications Officials Project 25 standard, (ii) “Dimetra” products which meet the European Telecommunications Standards Institute Terrestrial Trunked Radio “TETRA” standard, (iii) Professional and Commercial Radio (“PCR”) products, (iv) integrated digital enhanced network (“iDEN”) products, and (v) broadband technology products, such as Long-Term Evolution (“LTE”). In addition, the Products segment offers smart public safety solutions including computer-aided dispatch, records systems, data management systems and Real Time Crime Center solutions.
Services: The Services segment has a full breadth of service offerings for both public safety and private communication networks including: (i) Integration services, (ii) Lifecycle Management and Support services, (iii) Managed services, and (iv) Solutions services. Integration services includes implementation, optimization, and integration of networks, devices, and applications.  Lifecycle Management and Support services includes lifecycle planning, upgrades, call center, network monitoring, and repair services.  Managed services includes managing customer networks at defined services levels. Solutions services includes integration of hardware and software to meet customer needs.
For the years ended December 31, 2013 and 2012, no single customer accounted for more than 10% of the Company's net sales. In 2011, the Company's largest customer, the U.S. government (through multiple contracts with its various branches and agencies, including the armed services), was approximately 12% of the Company's net sales.
Segment Information

	Net Sales			Operating Earnings (Loss)
Years ended December 31	2013	2012	2011	2013	2012	2011
Products	$4,109	$4,236	$3,901	$639	$656	$338
Services	2,118	2,033	1,837	308	264	260
	$6,227	$6,269	$5,738	947	920	598
Total other expense				(67)	(39)	(117)
Earnings from continuing operations before income taxes				$880	$881	$481

	Capital Expenditures			Depreciation Expense
Years ended December 31	2013	2012	2011	2013	2012	2011
Products	$90	$90	$92	$93	$87	$80
Services	79	80	73	64	63	48
	$169	$170	$165	$157	$150	$128
Geographic Area Information

	Net Sales			Assets
Years ended December 31	2013	2012	2011	2013	2012	2011
United States	$3,648	$3,685	$3,245	$6,201	$6,268	$6,699
China	203	198	188	420	552	844
United Kingdom	112	118	121	1,607	1,323	521
Israel	94	107	121	186	797	1,097
Japan	49	60	73	60	123	611
Other, net of eliminations	2,121	2,101	1,990	920	1,142	1,860
	$6,227	$6,269	$5,738	$9,394	$10,205	$11,632

13.     Reorganization of Businesses
The Company maintains a formal Involuntary Severance Plan (the “Severance Plan”), which permits the Company to offer eligible employees severance benefits based on years of service and employment grade level in the event that employment is involuntarily terminated as a result of a reduction-in-force or restructuring. The Severance Plan includes defined formulas to calculate employees’ termination benefits.  In addition to the Involuntary Severance Plan, during the year ended December 31,

2013, the Company accepted voluntary applications to its Severance Plan from a defined subset of employees within the United States.  Voluntary applicants received termination benefits based on the formulas defined in the Severance Plan; however, termination benefits, which are normally capped at six months of salary, were capped at a full year’s salary.
The Company recognizes termination benefits based on formulas per the Severance Plan at the point in time that future settlement is probable and can be reasonably estimated based on estimates prepared at the time a restructuring plan is approved by management. Exit costs consist of future minimum lease payments on vacated facilities and other contractual terminations. At each reporting date, the Company evaluates its accruals for employee separation and exit costs to ensure the accruals are still appropriate. In certain circumstances, accruals are no longer needed because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company and did not receive severance, or were redeployed due to circumstances not foreseen when the original plans were approved. In these cases, the Company reverses accruals through the consolidated statements of operations where the original charges were recorded when it is determined they are no longer needed.
2013 Charges
During 2013, the Company continued to implement various productivity improvement plans aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs. Both of the Company’s segments were impacted by these plans. The employees affected were located in all geographic regions.
During 2013, the Company recorded net reorganization of business charges of $86 million, including $16 million of charges in Costs of sales and $70 million of charges under Other charges in the Company’s consolidated statements of operations. Included in the aggregate $86 million are charges of $94 million for employee separation costs, $2 million for exit costs, partially offset by $10 million of reversals for accruals no longer needed. Of the total employee separation costs recognized during the year, including costs related to discontinued operations, $52 million related to approximately 450 voluntary applicants.
The following table displays the net charges incurred by segment:

Years ended December 31	2013
Products	$57
Services	29
$86
The following table displays a rollforward of the reorganization of businesses accruals established for exit costs and employee separation costs, including those related to discontinued operations which will be maintained by the Company after the sale of the Enterprise business, from January 1, 2013 to December 31, 2013:

2013	Accruals at January 1	Additional Charges	Adjustments	Amount Used	Accruals at December 31
Exit costs	$4	$3	$—	$(1)	$6
Employee separation costs	31	146	(16)	(58)	103
	$35	$149	$(16)	$(59)	$109
Exit Costs
At January 1, 2013, the Company had an accrual of $4 million for exit costs attributable to lease terminations. There were $3 million of additional charges in 2013. The $1 million used in 2013 reflects cash payments. The remaining accrual of $6 million, which is included in Accrued liabilities in the Company’s consolidated balance sheets at December 31, 2013, primarily represents future cash payments for lease termination obligations that are expected to be paid over a number of years.
Employee Separation Costs
At January 1, 2013, the Company had an accrual of $31 million for employee separation costs, representing the severance costs for: (i) severed employees who began receiving payments in 2012 and (ii) approximately 400 employees who began receiving payments in 2013. The 2013 additional charges of $146 million represent severance costs for approximately an additional 2,200 employees, of which 800 were direct employees and 1,400 were indirect employees. The adjustments of $16 million reflect reversals of accruals no longer needed.
During 2013, approximately 1,100 employees, of which 700 were indirect employees and 400 were direct employees, were separated from the Company. The $58 million used in 2013 reflects cash payments to separated employees, including $20 million related to employees of the Enterprise business and included in discontinued operations. The remaining accrual of $103 million, which is included in Accrued liabilities in the Company’s consolidated balance sheet at December 31, 2013, is expected to be paid, generally, within one year to: (i) severed employees who have already begun to receive payments and (ii) approximately 1,200 employees to be separated in 2014.
2012 Charges
During 2012, the Company continued to implement various productivity improvement plans aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs. Both of the Company’s segments were impacted by these plans. The employees affected were located in all geographic regions.
During 2012, the Company recorded net reorganization of business charges of $33 million, including $6 million of charges in Costs of sales and $27 million of charges under Other charges in the Company’s consolidated statements of operations. Included in the aggregate $33 million are charges of (i) $35 million for employee separation costs, and (ii) $5 million for building impairments, partially offset by $7 million of reversals for accruals no longer needed.
The following table displays the net charges incurred by segment:

Years ended December 31	2012
Products	$22
Services	11
$33
The following table displays a rollforward of the reorganization of businesses accruals established for exit costs and employee separation costs, including those related to discontinued operations which will be maintained by the Company after the sale of the Enterprise business, from January 1, 2012 to December 31, 2012:

2012	Accruals at January 1	Additional Charges	Adjustments	Amount Used	Accruals at December 31
Exit costs	$14	$—	$1	$(11)	$4
Employee separation costs	30	54	(9)	(44)	31
	$44	$54	$(8)	$(55)	$35
Exit Costs
At January 1, 2012, the Company had an accrual of $14 million for exit costs attributable to lease terminations. There were no additional charges in 2012. The net adjustments of $1 million reflect $2 million of reversals of accruals no longer needed, offset by $3 million of other adjustments. The $11 million used in 2012 reflects cash payments. The remaining accrual of $4 million, which was included in Accrued liabilities in the Company’s consolidated balance sheet at December 31, 2012, represents future cash payments, primarily for lease termination obligations.
Employee Separation Costs
At January 1, 2012, the Company had an accrual of $30 million for employee separation costs, representing the severance costs for approximately 700 employees. The additional 2012 charges of $54 million represent severance costs for approximately an additional 1,000 employees, of which 300 are direct employees and 700 are indirect employees. The adjustments of $9 million reflect accruals no longer required.
During 2012, approximately 1,000 employees, of which 700 were indirect employees and 300 were direct employees, were separated from the Company. The $44 million used in 2012 reflects cash payments to these separated employees, including $20 million related to employees of the Enterprise business and included in discontinued operations. The remaining accrual of $31 million was included in Accrued liabilities in the Company’s consolidated balance sheet at December 31, 2012.
2011 Charges
During 2011, the Company continued to implement various productivity improvement plans aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs. Both of the Company’s segments were impacted by these plans. The employees affected were located in all geographic regions.
The Company recorded net reorganization of business charges of $40 million, including $5 million of charges in Costs of sales and $35 million of charges under Other charges in the Company’s consolidated statements of operations. Included in the aggregate $40 million are charges of $28 million for employee separation costs and $13 million for exit costs, partially offset by $1 million of reversals for accruals no longer needed.

The following table displays the net charges incurred by segment:

Years ended December 31	2011
Products	$27
Services	13
$40
The following table displays a rollforward of the reorganization of businesses accruals established for exit costs and employee separation costs, including those related to discontinued operations which will be maintained by the Company after the sale of the Enterprise business, from January 1, 2011 to December 31, 2011:

2011	Accruals at January 1	Additional Charges	Adjustments	Amount Used	Accruals at December 31
Exit costs	$17	$19	$1	$(23)	$14
Employee separation costs	50	41	(3)	(58)	30
	$67	$60	$(2)	$(81)	$44
Exit Costs
At January 1, 2011, the Company had an accrual of $17 million for exit costs attributable to lease terminations. The 2011 additional charges of $19 million were primarily related to the exit of leased facilities and contractual termination costs. The adjustments of $1 million reflect and adjustment to accruals needed. The $23 million used in 2011 reflected cash payments. The remaining accrual of $14 million, which was included in Accrued liabilities in the Company’s consolidated balance sheets at December 31, 2011, represented future cash payments, primarily for lease termination obligations.
Employee Separation Costs
At January 1, 2011, the Company had an accrual of $50 million for employee separation costs, representing the severance costs for approximately 1,000 employees. The additional 2011 charges of $41 million were severance costs for approximately an additional 900 employees, of which 300 were direct employees and 600 were indirect employees. The adjustments of $3 million reflect accruals no longer required.
During 2011, approximately 1,300 employees, of which 800 were direct employees and 500 were indirect employees, were separated from the Company. The $58 million used in 2011 reflected cash payments to these separated employees, including $28 million related to employees of the Enterprise business and included in discontinued operations. The remaining accrual of $30 million was included in Accrued liabilities in the Company’s consolidated balance sheet at December 31, 2011.

14.      Intangible Assets and Goodwill
The Company accounts for acquisitions using purchase accounting with the results of operations for each acquiree included in the Company’s consolidated financial statements for the period subsequent to the date of acquisition. The pro forma effects of the acquisitions completed in 2013, 2012, and 2011 were not significant individually or in the aggregate. The Company did not have any significant acquisitions during the years ended December 31, 2013, 2012 and 2011.
Intangible Assets
Amortized intangible assets were comprised of the following:

	2013		2012
December 31,	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Completed technology	$24	$24	$24	$24
Patents	8	3	3	3
Customer-related	6	6	6	6
Other intangibles	15	14	20	16
	$53	$47	$53	$49
Amortization expense on intangible assets, which is included within Other charges in the consolidated statements of operations, was $1 million, $1 million and $5 million for the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, future amortization expense is estimated to be $2 million in 2014, 2015, and 2016, and $1 million in 2017 and 2018.
As of both December 31, 2013, and December 31, 2012, all of the Company's amortized intangible assets, excluding goodwill, were aligned with the Products segment.
Goodwill
The following table displays a rollforward of the carrying amount of goodwill by segment from January 1, 2012 to December 31, 2013:

	Products	Services	Total
Balance as of January 1, 2012
Aggregate goodwill acquired	$250	$112	$362
Accumulated impairment losses	—	—	—
Goodwill, net of impairment losses	250	112	362
Goodwill divested	(1)	—	(1)
Balance as of December 31, 2012
Aggregate goodwill acquired/disposed	249	112	361
Accumulated impairment losses	—	—	—
Goodwill, net of impairment losses	249	112	361

Balance as of December 31, 2013
Aggregate goodwill acquired	249	112	361
Accumulated impairment losses	—	—	—
Goodwill, net of impairment losses	$249	$112	$361
The Company conducts its annual assessment of goodwill for impairment in the fourth quarter of each year. The goodwill impairment assessment is performed at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment. The Company has determined that the Products segment and Services segment each meet the definition of a reporting unit.
The Company performed a qualitative assessment to determine whether it was more-likely-than-not that the fair value of each reporting unit was less than its carrying amount for both the fiscal years 2012 and 2013. In performing this qualitative assessment the Company assessed relevant events and circumstances including macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, changes in share price, and entity-specific events. In addition, the Company considered the estimated fair value of each reporting unit derived from a discounted cashflow analysis using the most recent long-range plan, or forecast, for each reporting unit. For both fiscal years 2012 and 2013, the Company concluded it was more-likely-than-not that the fair value of each reporting unit exceeded its carrying value. Therefore, the two-step goodwill impairment test was not required and there was no impairment of goodwill.

15.    Valuation and Qualifying Accounts
The following table presents the valuation and qualifying account activity for the years ended December 31, 2013, 2012 and 2011:

	Balance at January 1	Charged to Earnings	Used	Adjustments*	Balance at December 31
2013
Allowance for doubtful accounts	$50	$13	$(8)	$(2)	$53
Inventory reserves	112	25	(14)	2	125
Customer reserves	75	247	(267)	(3)	52
2012
Allowance for doubtful accounts	44	7	(3)	2	50
Inventory reserves	126	17	(31)	—	112
Customer reserves	64	233	(213)	(9)	75
2011
Allowance for doubtful accounts	47	6	(3)	(6)	44
Inventory reserves	111	25	(19)	9	126
Customer reserves	60	297	(290)	(3)	64
* Adjustments include translation adjustments

16.    Quarterly and Other Financial Data (unaudited)

	2013				2012
	1st	2nd	3rd	4th	1st	2nd	3rd	4th
Operating Results
Net sales	$1,396	$1,497	$1,517	$1,817	$1,387	$1,537	$1,580	$1,765
Costs of sales	703	747	752	916	690	771	760	854
Gross margin	693	750	765	901	697	766	820	911
Selling, general and administrative expenses	325	339	319	347	351	371	370	380
Research and development expenditures	187	195	183	196	188	198	192	212
Other charges	7	13	17	34	6	7	6	(7)
Operating earnings	174	203	246	324	152	190	252	326
Earnings from continuing operations*	157	223	261	292	110	129	156	275
Net earnings*	192	258	307	342	157	182	206	336
Per Share Data (in dollars)
Earnings from Continuing operations*:
Basic earnings per common share	$0.57	$0.83	$1.00	$1.13	$0.35	$0.44	$0.55	$0.98
Diluted earnings per common share	0.56	0.81	0.98	1.12	0.35	0.44	0.54	0.97
Net earnings*:
Basic earnings per common share	$0.70	$0.96	$1.17	$1.33	$0.50	$0.63	$0.73	$1.20
Diluted earnings per common share	0.68	0.94	1.16	1.31	0.49	0.61	0.72	1.18
Dividends declared	$0.26	$0.26	$0.31	$0.31	$0.22	$0.22	$0.26	$0.26
Dividends paid	0.26	0.26	0.26	0.31	0.22	0.22	0.22	0.26
Stock prices
High	$64.03	$64.69	$60.39	$67.50	$51.76	$51.46	$51.79	$55.68
Low	$55.94	$55.50	$54.01	$59.38	$44.94	$46.73	$45.18	$49.77
* Amounts attributable to Motorola Solutions, Inc. common shareholders.